Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of January 31, 2017

among

CLOUD PEAK ENERGY RECEIVABLES LLC,
as Seller,

CLOUD PEAK ENERGY RESOURCES LLC,
as Servicer,

THE VARIOUS CONDUIT PURCHASERS, RELATED COMMITTED PURCHASERS, LC PARTICIPANTS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO,

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrator and as LC Bank

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(continued)

(continued)

		Page

Section 6.12	Right of Setoff	43
Section 6.13	Entire Agreement	43
Section 6.14	Headings	43
Section 6.15	Purchaser Groups’ Liabilities	43
Section 6.16	USA Patriot Act	44

(continued)

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EXHIBIT I	Definitions
EXHIBIT II	Conditions of Purchases
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events
SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Mortgages
SCHEDULE V	Addresses for Notice
SCHEDULE VI	Group Commitments
ANNEX A	Form of Information Package
ANNEX B-1	Form of Purchase Notice
ANNEX B-2	Form of Issuance Notice
ANNEX C	Form of Assumption Agreement
ANNEX D	Form of Transfer Supplement
ANNEX E	Form of Paydown Notice
ANNEX F	Closing Memorandum
ANNEX G	Form of Compliance Certificate
ANNEX H	Form of Daily Report
ANNEX I	Form of Weekly Report
ANNEX J	Form of Letter of Credit Application

This AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of January 31, 2017, among CLOUD PEAK ENERGY RECEIVABLES LLC, a Delaware limited liability company, as seller (the “Seller”), CLOUD PEAK ENERGY RESOURCES LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Cloud Peak”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the various Conduit Purchasers, Related Committed Purchasers, LC Participants and Purchaser Agents (in each case, as defined herein) from time to time party hereto, and PNC BANK, NATIONAL ASSOCIATION, as Administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and as issuer of Letters of Credit (in such capacity, together with its successors and assigns in such capacity, the “LC Bank”).

PRELIMINARY STATEMENTS.  Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I.  References in the Exhibits, Schedules and Annexes hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

This Agreement amends and restates in its entirety, as of the Closing Date, the Receivables Purchase Agreement, dated as of February 11, 2013 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Prior Agreement”), among each of the parties hereto (other than the LC Bank and LC Participants), Credit Agricole Corporate and Investment Bank and Atlantic Asset Securitization LLC.  Upon the effectiveness of this Agreement, the terms and provisions of the Prior Agreement shall, subject to this paragraph, be superseded hereby in their entirety.  Notwithstanding the amendment and restatement of the Prior Agreement by this Agreement, (i) the Seller and Servicer shall continue to be liable to PNC and any other Indemnified Party or Affected Person (as such terms are defined in the Prior Agreement) for fees and expenses which are accrued and unpaid under the Prior Agreement on the date hereof (collectively, the “Prior Agreement Outstanding Amounts”) and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement and (ii) the security interest created under the Prior Agreement shall remain in full force and effect as security for such Prior Agreement Outstanding Amounts until such Prior Agreement Outstanding Amounts shall have been paid in full.  Upon the effectiveness of this Agreement, each reference to the Prior Agreement in any other Transaction Document shall mean and be a reference to this Agreement.  Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Agreement.

The Seller (i) desires to sell, transfer and assign an undivided variable percentage ownership interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage ownership interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers and (ii) may, subject to the terms and conditions hereof, request that the LC Bank issue or cause the issuance of one or more Letters of Credit.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1                                    Purchase Facility.

(a)                                 On the terms and subject to the conditions hereof, the Seller may, from time to time before the Facility Termination Date, (i) request that (x) the Conduit Purchasers ratably (based on the aggregate Commitments of the Related Committed Purchasers in their respective Purchaser Groups) make purchases of and reinvestments in, or (y) only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Servicer, the Administrator and its Purchaser Agent), the Related Committed Purchasers ratably (based on their respective Commitments) make purchases of and reinvestments in, undivided percentage ownership interests with regard to the Purchased Interest from the Seller and (ii) request that the LC Bank issue or cause the issuance of Letters of Credit, in each case subject to the terms hereof (each such purchase, reinvestment or issuance is referred to herein as a “Purchase”).  Subject to Section 1.4(b) concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a Purchase.  Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the Closing Date to (but excluding) the Facility Termination Date, based on the applicable Purchaser Group’s Group Commitment Percentage of each Purchase requested pursuant to Section 1.2(a) (and, in the case of each Related Committed Purchaser, its Commitment Percentage of its Purchaser Group’s Group Commitment Percentage of such Purchase) and, on the terms of and subject to the conditions hereof, the LC Bank hereby agrees to issue Letters of Credit in return for (and each LC Participant hereby severally agrees to make participation advances in connection with any draws under such Letters of Credit equal to such LC Participant’s Pro Rata Share of such draws), undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date.  Notwithstanding anything set forth in this Section 1.1(a) or otherwise herein to the contrary, under no circumstances shall any Purchaser make any purchase (including, without limitation, any Funded Purchase deemed requested by the Seller pursuant to Section 1.1(c) or 1.18(a)) or reinvestment or the LC Bank issue any Letters of Credit hereunder, as applicable, if, after giving effect to such Purchase:

(i)                                     any event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Unmatured Termination Event;

(ii)                                  the aggregate outstanding Capital of such Purchaser, when added to all other Capital of all other Purchasers in such Purchaser’s Purchaser Group, would exceed (A) its Purchaser Group’s Group Commitment minus (B) the related LC Participant’s Pro Rata Share of the LC Participation Amount;

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(iii)                               (x) the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit or (y) the LC Participation Amount would exceed the aggregate of the Commitments of the LC Participants; or

(iv)                              the Purchased Interest would exceed 100%.

The Seller may, subject to this paragraph (a) and the other requirements and conditions herein, use the proceeds of any Purchase by the Purchasers hereunder to satisfy its Reimbursement Obligation to the LC Bank and the LC Participants (ratably, based on the outstanding amounts funded by the LC Bank and each such LC Participant) pursuant to Section 1.18 below.

(b)                                 The Seller may, upon at least 10 days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided hereunder in whole or reduce the Purchase Limit in whole or in part (but not below the amount that would cause the sum of the Aggregate Capital plus the LC Participation Amount to exceed the Purchase Limit or would cause the Group Capital of any Purchaser Group to exceed its Group Commitment, in either case, after giving effect to such reduction); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $50,000,000.  In connection with each such reduction of the Purchase Limit, the Commitment of each Purchaser and the Group Commitment of each Purchaser Group shall automatically be ratably reduced by a proportionate amount.  The Administrator shall advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(b); it being understood and agreed that no such termination of the purchase facility provided hereunder shall be effective unless and until (i) if any Letters of Credit are outstanding, the amount on deposit in the LC Collateral Account is at least equal to the aggregate undrawn face amount of such Letters of Credit plus all related fees to accrue through the stated expiration dates thereof (such fees to accrue, as reasonably estimated by the LC Bank, the “LC Fee Expectation”), (ii) the Aggregate Capital is reduced to zero and (iii) all other amounts then owed to the Administrator, the Purchaser Agents and the Purchasers under the Transaction Documents have been paid in full.

(c)                                  If there is a drawing under any Letter of Credit, the Seller shall, on the applicable Drawing Date, automatically (and without the requirement of any further action on the part of any Person hereunder) be deemed to have requested a new Purchase from the Conduit Purchasers or Committed Purchasers, as applicable, on such date, on the terms and subject to satisfaction of the conditions hereof (other than conditions with respect to notice and the minimum Purchase amount) in an aggregate amount equal to the amount of such drawing.  Subject to the limitations on funding set forth in paragraph (a) above (and the other requirements and conditions herein set forth (other than conditions with respect to notice and minimum Purchase amount)), the Conduit Purchasers or Committed Purchasers, as applicable, shall fund such Purchase so requested and deliver the proceeds thereof directly to the Administrator to be immediately distributed by the Administrator to the LC Bank.  If any of the conditions to the funding of such Purchase are not satisfied on the applicable Drawing Date (other than conditions with respect notice and the minimum Purchase amount), the Seller shall reimburse the LC Bank for the full amount of the drawing under such Letter of Credit (out of its own funds available therefor) in accordance with Section 1.18.

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Section 1.2                                    Making Purchases.  (a) Each Funded Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder may be made on any day upon the Seller’s irrevocable written notice in the form of Annex B-1 (each, a “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 2:00 p.m., New York City time) at least two Business Days before the requested Purchase Date, which notice shall specify: (A) solely in the case of a Funded Purchase, the amount requested to be paid to the Seller (which amount shall not be less than $200,000 (or such lesser amount as agreed to by the Administrator) and shall be in integral multiples of $100,000 in excess thereof) with respect to each Purchaser Group in connection with such Funded Purchase, (B) the date of such Funded Purchase (which shall be a Business Day) and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Capital resulting from such Funded Purchase.

(b)                                 On the date of each Funded Purchase (but not reinvestment or issuance of a Letter of Credit) of undivided percentage ownership interests with regard to the Purchased Interest hereunder, each applicable Conduit Purchaser or Related Committed Purchaser, as the case may be, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at such account as may be designated in writing by the Seller to the Administrator and each Purchaser Agent from time to time, an amount equal to the portion of Capital relating to the undivided percentage ownership interest then being funded by such Purchaser.

(c)                                  Effective on the date of each Purchase, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on the Purchasers’ respective outstanding Capital plus its share of the LC Participation Amount at such time after giving effect to such Purchase) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(d)                                 To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator (for the benefit of the Administrator, the Purchasers and the Purchaser Agents and their respective successors and permitted assigns), a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) the LC Collateral Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such LC Collateral Account and amounts on deposit therein, (vi) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement, (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing and (viii) all of its other property (collectively, the “Pool Assets”).  The Seller hereby authorizes the Administrator to file financing statements naming the Seller as debtor or seller and describing as the collateral covered thereby as “all of

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the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.  The Administrator (for the benefit of the Administrator, the Purchasers and the Purchaser Agents and their respective successors and permitted assigns) shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator, the Purchasers and the Purchaser Agents, all the rights and remedies of a secured party under any applicable UCC.  The Seller hereby acknowledges and agrees that pursuant to the Prior Agreement, the Seller granted to the Administrator a security interest in all of the Seller’s right, title and interest in, to and under the Pool Assets (as defined in the Prior Agreement).  The Seller hereby confirms such security interest and acknowledges and agrees that such security interest is continuing and is supplemented and restated by the security interest granted by the Seller pursuant to this Section 1.2(d).

(e)                                  Each Related Committed Purchaser’s obligations hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any Funded Purchase hereunder, shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Funded Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a Funded Purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s shall fund the defaulting Related Committed Purchaser’s Commitment Percentage of the related Funded Purchase pro rata in proportion to their relative remaining Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Funded Purchase shall be first funded by the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Funded Purchase shall be funded by each other Purchaser Group ratably and applied in accordance with this paragraph (e)). Notwithstanding anything in this paragraph (e) to the contrary, no Related Committed Purchaser shall be required to make a Funded Purchase pursuant to this paragraph for an amount which would cause the aggregate Capital of such Related Committed Purchaser (after giving effect to such Funded Purchase) to exceed its Commitment.

Section 1.3                                    Purchased Interest Computation.  The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder.  Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day.  On each Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero on the Final Payout Date.

Section 1.4                                    Settlement Procedures.

(a)                                 The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all

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information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b)                                 The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer in accordance with this Agreement, including Section 1.4(g):

(i)                                     set aside and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, an amount equal to the sum of (i) the Aggregate Discount accrued through such day for each Portion of Capital and not previously set aside, (ii) an amount equal to the Fees accrued and unpaid through such day and (iii) an amount equal to the Purchasers’ Share of the Servicing Fee accrued through such day and not previously set aside;

(ii)                                  subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of the Purchasers, the remainder of such Collections.  Such remainder shall, to the extent representing a return on the Aggregate Capital, be automatically reinvested, ratably according to each Purchaser’s Capital, in Pool Receivables and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if, after giving effect to any such reinvestment, (x) the Purchased Interest would exceed 100%, or (y) the sum of the Aggregate Capital plus the LC Participation Amount would exceed the Purchase Limit then in effect, then the Servicer shall not remit such remainder to the Seller or reinvest, but shall set aside and hold in trust for the Administrator (for the benefit of the Purchasers) (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100% or cause the sum of the Aggregate Capital plus the LC Participation Amount not to exceed the Purchase Limit, as the case may be (determined as if such Collections set aside had been applied to reduce the Aggregate Capital or LC Participation Amount, as applicable, at such time), which amount shall either (x) be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers) for distribution and application or (y) be deposited in the LC Collateral Account, in each case, as applicable, on the next Settlement Date in accordance with Section 1.4(d); provided, further, that (x) in the case of any Purchaser that is a Conduit Purchaser, if such Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Capital funded or maintained by such Purchaser to be reinvested pursuant to this clause (ii), and (y) in the case of any Purchaser that has provided notice (an “Exiting Notice”) to its Purchaser Agent of its refusal, pursuant to Section 1.13, to extend the then-scheduled Facility Termination Date hereunder (an “Exiting Purchaser”) then in either case set forth in subclauses (x) or (y), above, such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii) below;

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(iii)                               if such day is a Termination Day (or any day following the provision of a Declining Notice or an Exiting Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of such Collections (or in the case of a Declining Conduit Purchaser or an Exiting Purchaser an amount equal to such Purchaser’s ratable share of such Collections based on its Capital; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Capital shall be deemed to remain constant from the date of the provision of a Declining Notice or an Exiting Notice, as the case may be, until the date such Purchaser’s Capital has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s or Exiting Purchaser’s Capital shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Capital (as recalculated)); and

(iv)                              release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of:  (w) amounts required to be reinvested in accordance with clause (ii) plus (x) the amounts that are required to be set aside pursuant to clause (i) above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (y) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables plus (z) all other amounts then due and payable by the Seller under this Agreement to the Purchasers, the Purchaser Agents, the Administrator, and any other Indemnified Party or Affected Person.

(c)                                  On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d), deposit into the account specified by each Purchaser Agent Collections held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Section 1.4(b)(i) or 1.4(f) plus the amount of Collections then held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Sections 1.4(b)(ii) and 1.4(b)(iii); provided, that if Cloud Peak or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified Cloud Peak (or such Affiliate) that such right is revoked, Cloud Peak (or such Affiliate) may retain the portion of the Collections set aside pursuant to Section 1.4(b)(i) that represents the aggregate of the Purchasers’ Share of the Servicing Fee.  Not later than 1 Business Day prior to each Settlement Date, each Purchaser Agent will notify the Servicer by electronic mail of the amount of Discount accrued with respect to each Portion of Capital during the related Settlement Period.

(d)                                 The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:

(i)                                     if such distribution occurs on a day that is not a Termination Day:

(A)                               first, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i) and has not retained such amounts pursuant to Section 1.4(c), to the Servicer (payable in arrears on each Settlement

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Date) in payment in full of the aggregate Purchasers’ Share of the accrued Servicing Fees so set aside; and

(B)                               second, to each Purchaser Agent ratably according to the Discount and Fees accrued during such Settlement Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all such accrued Discount with respect to each Portion of Capital maintained by such Purchasers and all such accrued Fees owing to such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount and Fees, respectively; and

(ii)                                  if such distribution occurs on a Termination Day:

(A)                               first, to the Servicer (if the Servicer is not Cloud Peak of an Affiliate thereof), in payment in full of the Purchasers’ Share of all accrued Servicing Fees;

(B)                               second to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Discount and Fees payable to all Purchasers at such time) (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group and all accrued Fees;

(C)                               third to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital; it being understood that each Purchaser Agent shall distribute the amounts described in the first, second and third clauses of this Section 1.4(d)(ii) to the Purchasers within such Purchaser Agent’s Purchaser Group ratably according to Discount, Fees and Capital, respectively;

(D)                               fourth, to the LC Collateral Account for the benefit of the LC Bank and the LC Participants (x) the amount necessary to cash collateralize the LC Participation Amount until the amount of cash collateral held in such LC Collateral Account (other than amount representing LC Fee Expectation) equals 100% of the LC Participation Amount (determined as if such Collections had been applied to reduce the aggregate outstanding amount of the LC Participation Amount) and (y) if such day is a Termination Day of the type described in clause (b) of the definition thereof or a Termination Event is continuing, an amount equal to the LC Fee Expectation at such time (or such portion thereof not currently on deposit in the LC Collateral Account);

(E)                                fifth, if the Aggregate Capital and accrued Aggregate Discount with respect to each Portion of Capital for all Purchaser Groups have been

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reduced to zero, and the aggregate of the Purchasers’ Share of all accrued Servicing Fees payable to the Servicer have been paid in full, to each Purchaser Agent ratably, based on the remaining amounts, if any, payable to each Purchaser in such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers in such Purchaser Agent’s Purchaser Group), the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder; and

(F)                                 sixth, to the Servicer (if the Servicer is Cloud Peak or an Affiliate thereof) in payment in full of the aggregate of the Purchasers’ Share of all accrued Servicing Fees.

After the Aggregate Capital, Aggregate Discount, Fees and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, and after an amount equal to 100% of the LC Participation Amount and the LC Fee Expectation has been deposited in the LC Collateral Account, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e)                                  For the purposes of this Section 1.4:

(i)                                     if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment and shall (i) if such day is not a Termination Day, hold any and all such amounts in trust for the benefit of the Purchasers and their assigns and, on the following Settlement Date, apply such amounts in accordance with this Section 1.4 or (ii) if such day is a Termination Day, promptly, and in any event within one Business Day, pay any and all such amounts in respect thereof to a Lock-Box Account for the benefit of the Purchasers and their assigns and for application pursuant to Section 1.4;

(ii)                                  if on any day any of the representations or warranties in Sections 1(j) or 3(a) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Lock-Box Account (or as otherwise directed by the Administrator at such time) for the benefit of the Purchasers and their assigns and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to clause (i) or (ii) of this paragraph (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)                               except as provided in clause (i) or (ii) otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable

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shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables;

(iv)                              if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof; and

(v)                                 if at any time before the Facility Termination Date the Seller is deemed to have received any Deemed Collections, so long as no Termination Day then exists, the Seller may satisfy its obligation to deliver the amount of such Deemed Collections to a Lock-Box Account or hold such amount in trust and apply it in accordance with this Section 1.4, as the case may be, by instead recalculating (or being deemed to have recalculated) the Purchased Interest by decreasing the Net Receivables Pool Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Purchased Interest to exceed 100%.

(f)                                   If at any time the Seller shall wish to cause the reduction of Aggregate Capital (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Capital) the Seller may do so as follows:

(i)                                     the Seller shall give the Administrator, each Purchaser Agent and the Servicer written notice in the form of Annex E (each, a “Paydown Notice”) at least two Business Days prior to the date of such reduction and each such Paydown Notice shall include, among other things, the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii)                                  on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)                               the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date (or such other date as agreed to by the Administrator and Seller) with respect to any Portions of Capital maintained by such Purchaser immediately following the related current Settlement Period, and the Aggregate Capital (together with the Capital of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;

provided, that:

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(A)                               the amount of any such reduction shall be not less than $100,000 for each Purchaser Group and shall be an integral multiple of $100,000 in excess thereof, and unless reduced to zero, the entire Aggregate Capital after giving effect to such reduction shall be not less than $1,000,000; and

(B)                               with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period.

(g)                                  The Servicer may, and shall at the direction of the Administrator or any Purchaser Agent, deliver a Daily Report to the Administrator on any Business Day that the Administrator is then exercising exclusive dominion and control over the Lock-Box Accounts during a Level II Minimum Liquidity Period.  Upon receipt of such Daily Report, the Administrator shall promptly review such Daily Report to determine if such Daily Report constitutes a Qualifying Interim Report.  In the event that the Administrator reasonably determines that such Daily Report constitutes a Qualifying Interim Report, so long as no Termination Event or Unmatured Termination Event has occurred, the Administrator shall promptly remit to the Servicer from the Lock-Box Accounts (or the LC Collateral Account, if applicable) the lesser of (i) the amount identified on such Qualifying Interim Report as Collections on deposit in the Lock-Box Accounts and/or LC Collateral Account in excess of the amount necessary to ensure that the Purchased Interest does not exceed 100% and (ii) the aggregate amount of available amounts then on deposit in the Lock-Box Accounts and the LC Collateral Account.

Section 1.5                                    Fees.  The Seller shall pay to the Administrator, Purchaser Agents and Purchasers certain fees in the amounts and on the dates set forth in one or more fee letter agreements, in each case entered into from time to time by and among the Seller, (the Servicer if applicable) and the applicable Purchaser Agent and/or the Administrator (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, each, a “Fee Letter”).

Section 1.6                                    Payments and Computations, Etc.

(a)                                 All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 3:00 p.m. (New York City time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer).  All amounts received after 3:00 p.m. (New York City time) will be deemed to have been received on the next Business Day. Except as expressly set forth herein, each Purchaser Agent shall distribute the amounts paid to it hereunder for the benefit of the Purchasers in its Purchaser Group to the Purchasers within its Purchaser Group ratably (x) in the case of such amounts paid in respect of Discount and Fees, according to the Discount and Fees payable to such Purchasers and (y) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and Fees), according to the outstanding Capital funded by such Purchasers.

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(b)                                 The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate per annum equal to the sum of 2.00% per annum plus the greater of the Base Rate at such time and the Euro-Rate or LMIR at such time, payable on demand.

(c)                                  All computations of interest under Section 1.6(b) and all computations of Discount, Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7                                    Increased Costs.  (a) If after the Initial Closing Date the Administrator, any Purchaser Agent, any Purchaser, any Liquidity Provider or any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that any Change in Law affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or to issue or maintain any such Letter of Credit or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person or its related Purchaser Agent (with a copy to the Administrator), the Seller shall promptly pay to the related Purchaser Agent, for the account of such Affected Person, from time to time as specified by such Affected Person or its related Purchaser Agent, additional amounts sufficient to compensate such Affected Person for such increased costs in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.

(b)                                 If due to any Change in Law, there shall be any increase after the Initial Closing Date in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest (or its portion thereof and including, without limitation, funding or maintaining its Capital or issuing or maintaining any Letter of Credit), then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs.

(c)                                  A certificate of an Affected Person (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Affected Person as specified in clause (a) or (b) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error.  The Seller shall pay such Affected Person’s related Purchaser Agent (for the account of such Affected Person) the amount shown as due on the first Settlement Date occurring after the Seller’s receipt of such certificate.

(d)                                 Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 1.7 shall not constitute a waiver of such Affected Person’s right to

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demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Affected Person, notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 1.8                                    Requirements of Law.  (a) If, after the date hereof, any Affected Person determines that any Change in Law:

(i)                                     does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or LMIR hereunder; or

(ii)                                  does or shall impose on such Affected Person any other condition;

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator or as a Purchaser Agent, agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein), any Portion of Capital or any Letter of Credit, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable.  All such amounts shall be payable as incurred.  A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 A certificate of an Affected Person (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Affected Person as specified in clause (a) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error.  The Seller shall pay such Affected Person’s related Purchaser Agent (for the account of such Affected Person) the amount shown as due on each Settlement Date occurring after the Seller’s receipt of such certificate.

(c)                                  Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section 1.8 shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Affected Person, notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 1.9                                    Funding Losses.

(a)                                 The Seller will compensate each Purchaser in accordance with the terms of this Section 1.8 for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser in order to fund or maintain any Portion of Capital hereunder, but expressly excluding any foregone Program Fees (as defined in the Fee Letter)) as a result of (i) any repayment (in whole or in part) of any Portion of Capital of such Purchaser on any day other than a Settlement Date or (ii) any Funded Purchase not being completed by the Seller in accordance with its request therefor pursuant to Section 1.2.  Such losses, expenses and liabilities will include the amount, if any, by which (A) the additional Discount that would have accrued had such repayment or failure to Purchase not have occurred, exceeds (B) the income, if any, received by the applicable Purchaser.

(b)                                 A certificate of a Purchaser (or its related Purchaser Agent) setting forth the amount or amounts necessary to compensate such Purchaser as specified in clause (a) of this Section and delivered to the Seller and the Administrator, shall be conclusive absent manifest error.  The Seller shall pay such Purchaser’s related Purchaser Agent (for the account of such Purchaser) the amount shown as due on each Settlement Date occurring after the Seller’s receipt of such certificate.

Section 1.10                             Taxes.  The Seller agrees that:

(a)                                 Any and all payments by the Seller under this Agreement and any other Transaction Document shall be made free and clear of and without deduction for any Taxes or Other Taxes; provided, however, that such payments shall exclude (i) overall income or franchise taxes, in either case, imposed on the Person receiving such payment by the Seller hereunder by the jurisdiction under whose laws such Person is organized, the jurisdiction of such Person’s principal place of business or the jurisdiction in which such Person holds its undivided percentage ownership interest in the Purchased Interest, or any political subdivision thereof and (ii) any U.S. Federal withholding tax imposed by FATCA (all such Taxes other than those referred to in the proviso above shall hereinafter be referred to as “Indemnified Taxes”).  If the Seller shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder to any Purchaser, any Liquidity Provider, Program Support Provider or the Administrator, then the sum payable shall be increased by the amount necessary to yield to such Person (after payment of all Taxes) an amount equal to the sum it would have received had no such deductions been made.

(b)                                 Whenever any Indemnified Taxes are payable by the Seller, as promptly as possible thereafter, the Seller shall send to the Administrator for its own account or for the account of any Purchaser or any Liquidity Provider or other Program Support Provider, as the case may be, a certified copy of an original official receipt showing payment thereof or such other evidence of such payment as may be available to the Seller and acceptable to the taxing authorities having jurisdiction over such Person.  If the Seller fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrator the required receipts or other required documentary evidence, the Seller shall indemnify the Administrator

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and/or any other Affected Person, as applicable, for any incremental Taxes, interest or penalties that may become payable by such party as a result of any such failure.

(c)                                  The Seller shall indemnify each Affected Person within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Affected Person on or with respect to any payment by or on account of any obligation of the Seller hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.10) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  None of Sections 1.7, 1.8, 3.1, 3.2 or 6.4(a) shall apply to Taxes, which shall be governed exclusively by this Section 1.10.

(d)                                 If an Affected Person requests indemnification or repayment under this Section 1.10, a certificate describing such amounts shall be submitted to the Seller and the applicable Purchaser Agent by such Affected Person and shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  (i) Any Affected Person that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Seller and the Administrator, at the time or times reasonably requested by the Seller or the Administrator, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Seller or the Administrator as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Affected Person, if reasonably requested by the Seller or the Administrator, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or the Administrator as will enable the Seller or the Administrator to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation required to be delivered by the applicable Affected Person pursuant to the terms of clause (ii) below) shall not be required if in such Affected Person’s reasonable judgment such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

(ii) Without limiting the generality of the foregoing, each Affected Person shall deliver to the Seller and the Administrator on or prior to the date on which such Affected Person, becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below or upon the request of the Seller or the Administrator), two (2) original copies of whichever of the following is applicable:

(A) duly completed and executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form) establishing eligibility for benefits of an income tax treaty to which the United States is a party or that such party is not subject to deduction or withholding of United States federal income tax,

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(B) duly completed and executed IRS Form W-8ECI (or successor form), establishing that such party is not subject to deduction or withholding of United States federal income tax,

(C) in the case of a party claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) duly executed certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and (y) duly completed and executed IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form),

(D) duly completed and executed IRS Form W-8IMY (or successor form), accompanied by appropriate attachments from each beneficial owners that either (a) satisfies one of the clauses (A) through (C) above, or (b) is a duly completed and executed IRS Form W-9 (or successor form), or

(E) IRS Form W-9 (or successor form), establishing that such party is not subject to backup withholding or information reporting requirements.

Notwithstanding any other provisions of this paragraph, any Affected Person shall not be required to deliver any form or certificate pursuant to this subparagraph (ii) that such Affected Person, is not legally able to deliver.

(iii) If a payment made to a Affected Person under any Transaction Document would be subject to U.S. Federal income withholding tax imposed by FATCA, such Affected Person shall deliver to Seller and the Administrator, at the time or times prescribed by law and at such time or times reasonably requested by Seller or the Administrator, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller or the Administrator as may be necessary for Seller and the Administrator to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Initial Closing Date.

(f)                                   If an Affected Person determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Seller or with respect to which the Seller has paid additional amounts pursuant to this Section 1.10, it shall pay over such refund to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 1.10 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Affected Person, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Seller, upon the request of such Affected Person, agrees to repay the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Affected Person in the event such

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Affected Person is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will any Affected Person be required to pay any amount to the Seller pursuant to this clause (f) the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 1.10 shall not be construed to require any Affected Person to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Seller or any other Person.

Section 1.11                             Inability to Determine Euro-Rate or LMIR. (a)  If the Administrator (or any Purchaser Agent) determines before the first day of any Settlement Period (or solely with respect to LMIR, on any day) (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, (i) deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, (ii) adequate means do not exist for ascertaining the Euro-Rate or LMIR for such Settlement Period (or portion thereof) or (iii) the Euro-Rate or LMIR does not accurately reflect the cost to any Purchaser (as determined by the related Purchaser or the applicable Purchaser Agent) of maintaining any Portion of Capital during such Settlement Period (or portion thereof), then the Administrator shall give notice thereof to the Seller.  Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR shall, on the last day of the then current Settlement Period (or solely with respect to LMIR, immediately), be converted to the Alternate Rate determined by reference to the Base Rate.

(b)                                 If, on or before the first day of any Settlement Period (or solely with respect to LMIR, on any day), the Administrator shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Euro-Rate or LMIR, the Administrator shall notify the Seller thereof.  Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate or LMIR shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Settlement Period (or solely with respect to LMIR, immediately) if such Affected Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR to such day, or (ii) immediately, if such Affected Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate or LMIR to such day.

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Section 1.12                             Mitigation Obligations.

If any Purchaser requests compensation under Sections 1.7 or 1.8, or if the Seller is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 1.10, then such Purchaser shall use reasonable efforts to designate a different lending office for funding or booking its Purchases hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 1.7, 1.8 or 1.10, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser.  The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Purchaser in connection with any such designation or assignment.

Section 1.13                             Extension of Termination Date.

Provided that no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller may request, in a written notice given to the Administrator and each Purchaser Agent not less than 60 days and not more than 120 days prior to the then current Facility Termination Date, that the date set forth in clause (a) of the then-current definition of “Facility Termination Date” be extended to the date that is 364 days after such then-current date.  In the event that the Purchasers are all agreeable to such extension, the Administrator shall so notify the Seller and the Servicer in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to the then current Facility Termination Date and the Seller, the Servicer, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorney Costs) shall be paid by the Seller.  In the event any Purchaser declines the request for such extension, such Purchaser (or the applicable Purchaser Agent on its behalf) shall so notify the Administrator and the Administrator shall so notify the Seller of such determination; provided, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the applicable Purchasers shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.

Section 1.14                             Intended Tax Treatment.  All parties to this Agreement covenant and agree to treat any Purchase under this Agreement as debt for all federal income tax purposes (the “Intended Tax Treatment”). All parties to this Agreement agree not to take any position on any tax return inconsistent with the Intended Tax Treatment.

Section 1.15                             Letters of Credit.  Subject to the terms and conditions hereof and the satisfaction of the applicable conditions set forth in Exhibit II, the LC Bank shall issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of the Seller, an Originator or an Affiliate of an Originator which is (x) a wholly owned Subsidiary of Cloud Peak and (y) acceptable to the applicable LC Bank in its sole discretion in favor of such beneficiaries as the Seller may approve); provided, however, that, for the avoidance of doubt, the LC Bank’s obligation to issue a Letter of Credit shall be subject in all respects to the limitations set forth in Section 1.1(a).  Discount shall accrue on all amounts drawn under Letters of Credit for each day

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on and after the applicable Drawing Date so long as such drawn amounts shall have not been reimbursed to the LC Bank pursuant to the terms hereof.  Letters of Credit that have not been drawn upon shall not accrue Discount.

Section 1.16                             Issuance of Letters of Credit.

(a)                                 The Seller may request the LC Bank, upon two (2) Business Days’ prior written notice submitted on or before 1:00 p.m., New York time, to issue a Letter of Credit by delivering to the Administrator a letter of credit application (the “Letter of Credit Application”), substantially in the form of Annex J attached hereto and an Issuance Notice, substantially in the form of Annex B-2 (each, an “Issuance Notice”), in each case completed to the satisfaction of the Administrator and the LC Bank; and, such other certificates, documents and other papers and information as the Administrator and LC Bank may reasonably request.  The Seller also has the right to give instructions and make agreements with respect to any Letter of Credit Application and the disposition of documents, and to agree with the Administrator upon any amendment, extension or renewal of any Letter of Credit.

(b)                                 Each Letter of Credit shall (i) provide for the payment of sight drafts or other written demands for payment when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance, extension or renewal, as the case may be, and in no event later than twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date”.  The terms of each Letter of Credit may include customary “evergreen” provisions providing that such Letter of Credit’s expiry date shall automatically be extended for additional periods not to exceed twelve (12) months unless, not less than thirty (30) days (or such longer period as may be specified in such Letter of Credit) (the “Notice Date”) prior to the applicable expiry date, the LC Bank delivers written notice to the beneficiary thereof declining such extension; provided, however, that if (x) any such extension would cause the expiry date of such Letter of Credit to occur after the date that is twelve (12) months after the date in clause (a) of the definition of “Facility Termination Date” or (y) the LC Bank determines that any condition precedent (including, without limitation, those set forth in Section 1.1(a) or Exhibit II) to issuing such Letter of Credit hereunder is not satisfied (other than any such condition requiring the Seller to submit an Issuance Notice or Letter of Credit Application in respect thereof), then the LC Bank, in the case of clause (x) above, may (or at the written direction of any LC Participant, shall) or, in the case of clause (y) above, shall, use reasonable efforts in accordance with (and to the extent permitted by) the terms of such Letter of Credit to prevent the extension of such expiry date (including notifying the Seller and the beneficiary of such Letter of Credit in writing prior to the Notice Date that such expiry date will not be so extended).  Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the LC Bank or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590), and any amendments or revisions thereof adhered to by the LC Bank, as determined by the LC Bank.

(c)                                  Immediately upon the issuance by the LC Bank of any Letter of Credit (or any amendment to a Letter of Credit increasing the amount thereof), the LC Bank shall be deemed to

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have sold and transferred to each LC Participant, and each LC Participant shall be deemed irrevocably and unconditionally to have purchased and received from the LC Bank, without recourse or warranty, an undivided interest and participation, to the extent of such LC Participant’s Pro Rata Share, in such Letter of Credit, each drawing made thereunder and the obligations of the Seller hereunder with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Pro Rata Shares of the LC Participants pursuant to this Agreement, it is hereby agreed that, with respect to all outstanding Letters of Credit and unreimbursed drawings thereunder, there shall be an automatic adjustment to the participations pursuant to this Section 1.16(c) to reflect the new Pro Rata Shares of the assignor and assignee LC Participant or of all LC Participants with Commitments, as the case may be.  In the event that the LC Bank makes any payment under any Letter of Credit and the Seller shall not have reimbursed such amount in full to the LC Bank pursuant to Section 1.18(a), each LC Participant shall be obligated to make Participation Advances with respect to such Letter of Credit in accordance with Section 1.18(b).

Section 1.17                             Requirements For Issuance of Letters of Credit.  The Seller hereby authorizes and directs the LC Bank to name the Seller, an Originator or an Affiliate of an Originator for whose benefit a Letter of Credit has been issued in accordance with Section 1.15 as the “Applicant” or “Account Party” of such Letter of Credit.

Section 1.18                             Disbursements, Reimbursement.

(a)                                 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the LC Bank will promptly notify the Administrator, each Purchaser Agent and the Seller of such request and of any funding thereunder. On the date that an amount is paid by the LC Bank under any Letter of Credit (each such date, a “Drawing Date”), the Seller shall be deemed to have requested that a Funded Purchase in an amount equal to the amount so paid by the LC Bank be made by the Purchasers in the Purchaser Group for the LC Bank and the LC Participants to be disbursed on the Drawing Date under such Letter of Credit in accordance with Section 1.1(c).  In the event that the conditions precedent to making a Purchase are satisfied on such Drawing Date, the applicable Purchasers shall make a Funded Purchase in accordance with (and subject to the terms of) Section 1.1(c). The proceeds of each such Funded Purchase shall be delivered directly to the Administrator to be immediately distributed by the Administrator to the LC Bank.

(b)                                 If any Funded Purchase described in the preceding clause (a) cannot be made because the conditions precedent to such Purchase are not satisfied, the Seller shall (out of its own funds available therefor) reimburse the LC Bank (such obligation to reimburse the LC Bank, a “Reimbursement Obligation”) by 2:00 p.m., New York time on the applicable Drawing Date (or, if notice of the Drawing Date is not received by the Seller by 10:00 a.m., New York time on the Drawing Date, by 2:00 p.m., New York time on the first Business Day after such notice is received by the Seller) in an amount equal to the positive difference between (x) the amount so paid by the LC Bank and not repaid in accordance with clause (a) above and (y) the amount of available funds on deposit in the LC Collateral Account. Available funds on deposit in the LC Collateral Account shall be applied by the Administrator to satisfy the Reimbursement Obligation in respect of such drawing or a portion thereof. In the event the Seller fails to so reimburse the LC Bank for the full amount of any drawing under any Letter of Credit when and

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as required hereunder, the LC Bank will promptly notify each LC Participant thereof whereupon (i) each LC Participant shall upon receipt of such notice make available to the LC Bank a participation advance in immediately available funds equal to its Pro Rata Share of the amount of the drawing (a “Participation Advance”), whereupon the LC Participants shall each be deemed to have made a Purchase in that amount. If any LC Participant so notified fails to make available to the LC Bank the amount of such LC Participant’s Pro Rata Share of such amount by 2:00 p.m. (New York City time) on the Drawing Date, then interest shall accrue on such LC Participant’s obligation to make such payment, from the Drawing Date to the date on which such LC Participant makes such payment (i) at a rate per annum equal to the Federal Funds Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the Base Rate on and after the fourth day following the Drawing Date. The LC Bank will promptly give notice to each LC Participant of the occurrence of the Drawing Date, but failure of the LC Bank to give any such notice on the Drawing Date or in sufficient time to enable any LC Participant to effect such payment on such date shall not relieve such LC Participant from its obligation under this clause (b). Each LC Participant’s Commitment shall continue until the Final Payout Date.  No Participation Advance by any LC Participant shall reduce the then outstanding Reimbursement Obligation owed by the Seller to the LC Bank.

(c)                                  Any notice given by the LC Bank pursuant to this Section 1.18 may be oral if promptly confirmed in writing; provided that the lack of such a prompt written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

Section 1.19                             Repayment of Participation Advances.

(a)                                 Upon (and only upon) receipt by the LC Bank for its account of immediately available funds from or for the account of the Seller (i) in reimbursement of any payment made by the LC Bank under a Letter of Credit with respect to which any LC Participant has made a Participation Advance to the LC Bank or (ii) in payment of Discount on the Purchases made or deemed to have been made in connection with any such draw, the LC Bank will pay to each LC Participant, ratably (based on the outstanding drawn amounts funded by each such LC Participant in respect of such Letter of Credit) its share of such funds, in the same funds as those received by the LC Bank; it being understood, that the LC Bank shall retain a ratable amount of such funds that were not the subject of any payment in respect of such Letter of Credit by any LC Participant.

(b)                                 If the LC Bank is required at any time to return to the Seller, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Seller to the LC Bank pursuant to this Agreement in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each LC Participant shall, on demand of the LC Bank, forthwith return to the LC Bank the amount of its Pro Rata Share of any amounts so returned by the LC Bank plus interest at the Federal Funds Rate, from the date the payment was first made to such LC Participant through, but not including, the date the payment is returned by such LC Participant.

Section 1.20                             Documentation; Documentary and Processing Charges.  The Seller agrees to be bound by the terms of the Letter of Credit Application and by the LC Bank’s written regulations and customary practices relating to letters of credit. In the event of a conflict between

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the Letter of Credit Application and this Agreement, this Agreement shall govern.  Except in the case of gross negligence or willful misconduct, the LC Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Seller’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.  In addition to any other fees or expenses owing under the Fee Letter or any other Transaction Document or otherwise pursuant to any Letter of Credit Application, the Seller shall pay to the LC Bank for its own account it standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Such customary fees shall be payable in arrears on each Settlement Date for the prior Settlement Period and on the Final Payout Date and shall be nonrefundable.

Section 1.21                             Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the LC Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

Section 1.22                             Nature of Participation and Reimbursement Obligations.  Each LC Participant’s obligation in accordance with this Agreement to make Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of the Seller to reimburse the LC Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Article I under all circumstances, including the following circumstances:

(a)                                 any set-off, counterclaim, recoupment, defense or other right which such LC Participant may have against the LC Bank, the Administrator, the Purchaser Agents, the Purchasers, the Seller, the Servicer, an Originator, the Performance Guarantor or any other Person for any reason whatsoever;

(b)                                 the failure of the Seller or any other Person to comply with the conditions set forth in this Agreement for the making of a purchase, reinvestments, requests for Letters of Credit or otherwise, it being acknowledged that such conditions are not required for the making of Participation Advances hereunder;

(c)                                  any lack of validity or enforceability of any Letter of Credit or any set-off, counterclaim, recoupment, defense or other right which Seller, the Servicer, an Originator, the Performance Guarantor or any Affiliate thereof on behalf of which a Letter of Credit has been issued may have against the LC Bank, the Administrator, any Purchaser, any Purchaser Agent or any other Person for any reason whatsoever;

(d)                                 any claim of breach of warranty that might be made by the Seller, an Originator or an Affiliate thereof, the LC Bank or any LC Participant against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, defense or other right which the Seller, the Servicer, the LC Bank or any LC Participant may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the LC Bank, any LC Participant, the

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Administrator, any Purchaser or any Purchaser Agent or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Seller or any Affiliates of the Seller and the beneficiary for which any Letter of Credit was procured);

(e)                                  the lack of power or authority of any signer of, or lack of validity, sufficiency, accuracy, enforceability or genuineness of, any draft, demand, instrument, certificate or other document presented under any Letter of Credit, or any such draft, demand, instrument, certificate or other document proving to be forged, fraudulent, invalid, defective or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, even if the Administrator or the LC Bank has been notified thereof;

(f)                                   payment by the LC Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(g)                                  the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(h)                                 [Reserved];

(i)                                     any Material Adverse Effect on the Seller, any Originator or any Affiliates thereof;

(j)                                    any breach of this Agreement or any Transaction Document by any party thereto;

(k)                                 the occurrence or continuance of an Insolvency Proceeding with respect to the Seller, any Originator or any Affiliate thereof;

(l)                                     the fact that a Termination Event or an Unmatured Termination Event shall have occurred and be continuing;

(m)                             the fact that this Agreement or the obligations of Seller or Servicer hereunder shall have been terminated; and

(n)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 1.23                             [Reserved].

Section 1.24                             Liability for Acts and Omissions.  As between the Seller, on the one hand, and the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, on the other, the Seller assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by, the respective beneficiaries of such Letter of Credit. In furtherance and not in limitation of the respective foregoing, none of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers shall be responsible for: (i) the form,

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validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the LC Bank, any LC Participant or any Purchaser shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of the Seller against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among the Seller and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be encrypted; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the LC Bank’s rights or powers hereunder.  Nothing in the preceding sentence shall relieve the LC Bank from liability to the Seller in any independent action or proceeding brought by the Seller against the LC Bank following reimbursement or payment by the Seller to the extent of any unavoidable direct damages suffered by the Seller that are caused directly by the LC Bank’s gross negligence or willful misconduct in connection with the actions or omissions described in such clauses (i) through (viii) of such sentence.; provided that (i) the LC Bank shall be deemed to have acted with due diligence and reasonable care if it acts in accordance with standard letter of credit practice of commercial banks; and (ii) the Seller’s aggregate remedies against the LC Bank for wrongfully honoring a presentation or wrongfully retaining honored documents shall in no event exceed the aggregate amount paid by the Seller to the LC Bank with respect to the honored presentation, plus interest.  In no event shall the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers or their respective Affiliates, be liable to the Seller or any other Person for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation Attorney Costs), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Administrator, the LC Bank, the LC Participants, the Purchaser Agents and the Purchasers and each of its Affiliates (i) may rely on any written communication believed in good faith by such Person to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the LC Bank or its Affiliates; (iv) may honor any drawing that is

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payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Administrator, the LC Bank, the LC Participants, the Purchaser Agents or the Purchasers or their respective Affiliates, in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and may honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the LC Bank under or in connection with any Letter of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, shall not put the LC Bank under any resulting liability to the Seller, any LC Participant or any other Person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1                                    Representations and Warranties; Covenants.  Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it as set forth in Exhibits III and IV, respectively.

Section 2.2                                    Termination Events.  If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided to secured parties after default under the UCC and under other applicable law, which rights and remedies shall be cumulative.

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ARTICLE III

INDEMNIFICATION

Section 3.1                                    Indemnities by the Seller.  Without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-tax basis, the Administrator, each Purchaser Agent, each Liquidity Provider, each Program Support Provider and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Amounts”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Purchased Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Administrator as attorney-in-fact for the Seller, the Servicer or any Originator hereunder or under any other Transaction Document and including as a consequence, direct or indirect, of the issuance of any Letter of Credit), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Amounts to the extent (a) a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) due to the credit risk of the Obligor and for which reimbursement would constitute recourse to any Originator, the Seller or the Servicer for uncollectible Receivables or (c) such Indemnified Amounts include Taxes imposed or based on, or measured by, the gross or net income or receipts of such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized (or any political subdivision thereof); provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder.  Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b), (c) and (d) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Amounts (including losses in respect of uncollectible Receivables, regardless, for purposes of these specific matters, whether reimbursement therefor would constitute recourse to the Seller or the Servicer) relating to or resulting from any of the following:

(i)                                     the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable as of the date of such calculation, the failure of any information contained in any Information Package or Interim Report to be true and correct, or the failure of any other information provided to any Purchaser or the Administrator with respect to the Receivables or this Agreement to be true and correct;

(ii)                                  the failure of any representation, warranty or statement made or deemed made by the Seller (or any employee, officer or agent of the Seller) under or in connection with this Agreement, any other Transaction Document, or any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Seller pursuant hereto to have been true and correct as of the date made or deemed made;

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(iii)                               the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or related Contract with any such applicable law, rule or regulation;

(iv)                              the failure of the Seller to vest and maintain vested in the Administrator, for the benefit of the Purchasers, a first priority perfected ownership or security interest in the Purchased Interest and the property conveyed hereunder, free and clear of any Adverse Claim;

(v)                                 any commingling of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

(vi)                              the failure to have filed, or any delay in filing, financing statements (including fixture filings and as extracted collateral filings) or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any Purchase or at any subsequent time;

(vii)                           any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(viii)                        any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including without limitation a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(ix)                              any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform its duties or obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party;

(x)                                 any action taken by the Administrator as attorney-in-fact for the Seller or any Originator pursuant to this Agreement or any other Transaction Document;

(xi)                              any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xii)                           the use of proceeds of Purchases or the issuance of any Letter of Credit; or

(xiii)                        any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

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Section 3.2                                    Indemnities by the Servicer.  Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, rules or regulations, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Information Package or Interim Report to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor (other than as a result of discharge in bankruptcy with respect to such Obligor) to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1                                    Appointment of the Servicer.

(a)                                 The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 4.1. Until the Administrator gives notice to Cloud Peak (in accordance with this Section 4.1) of the designation of a new Servicer, Cloud Peak is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchaser Agents) or shall (at the direction of the Majority Purchaser Agents) designate as Servicer any Person (including itself) to succeed Cloud Peak or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)                                 Upon the designation of a successor Servicer as set forth in clause (a), Cloud Peak agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Cloud Peak shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)                                  Cloud Peak acknowledges that, in making its decision to execute and deliver this Agreement, the Administrator and each member in each Purchaser Group have relied on Cloud Peak agreement to act as Servicer hereunder. Accordingly, Cloud Peak agrees that it will not voluntarily resign as Servicer.

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(d)                                 The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not an Affiliate of Cloud Peak, the Administrator and the Majority Purchaser Agents shall have consented in writing in advance to such delegation.

Section 4.2                                    Duties of the Servicer.

(a)                                 The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators.  The Servicer shall set aside for the accounts of the Seller and each Purchaser Group the amount of Collections to which each such Purchaser Group is entitled in accordance with Article I hereof.  The Servicer may, in accordance with the applicable Credit and Collection Policy and consistent with past practices of the Originators, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under applicable laws, rules or regulations or the applicable Contract; provided, that for purposes of this Agreement: (i) such extension shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the original due date related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser, Purchaser Agent or the Administrator under this Agreement or any other Transaction Document and (iii) if a Termination Event has occurred and is continuing and Cloud Peak or an Affiliate thereof is serving as the Servicer, Cloud Peak or such Affiliate may take such action only upon the prior approval of the Administrator.  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if a Termination Event has occurred and is continuing, the Administrator may direct the Servicer (whether the Servicer is Cloud Peak or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)                                 The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Cloud Peak or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such

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collections. The Servicer, if other than Cloud Peak or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)                                  The Servicer’s obligations hereunder shall terminate on the Final Payout Date.  After such termination, if Cloud Peak or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3                                    Lock-Box Account and LC Collateral Account Arrangements.  Prior to the Closing Date, the Seller shall have entered into Lock-Box Agreements with all of the Lock-Box Banks and delivered executed counterparts thereof to the Administrator.  During the continuance of a Termination Event or during a Level II Minimum Liquidity Period, the Administrator may (and shall, at the direction of the Majority Purchaser Agents), at any time thereafter give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following:  (a) to exercise exclusive dominion and control (for the benefit of the Secured Parties) over each of the Lock-Box Accounts and all funds on deposit therein and (b) to take any or all other actions permitted under the applicable Lock-Box Agreement. The Seller and the Servicer each hereby agree that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller and the Servicer hereby further agree to take any other action that the Administrator may reasonably request to transfer such control or to ensure that the Administrator maintains such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrator.  The Seller and the Servicer hereby irrevocably instruct the Administrator on each Business Day during the Level II Minimum Liquidity Period, so long as the Administrator has taken exclusive dominion and control over each of the Lock-Box Accounts and no Termination Event or Unmatured Termination Event exists, to transfer all available amounts on deposit in the Lock-Box Accounts as of the end of each Business Day and after giving effect to any distributions to the Servicer on such day pursuant to Section 1.4(g), to the LC Collateral Account.

The Administrator shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account.  Amounts, if any, on deposit in the LC Collateral Account on the Final Payout Date shall be remitted by the Administrator to the Seller.

The Administrator shall, on each Settlement Date (if such date occurs on a Termination Day), remove any available amounts then on deposit in the LC Collateral Account and deposit such amounts into each Purchaser Agent’s account in accordance with the priorities set forth in Section 1.4(d), to the extent that any amounts are then due and owing under clauses first through third of Section 1.4(d)(ii) after giving effect to the distribution, if any, by the Servicer on such date in accordance with Section 1.4(d).

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Section 4.4            Enforcement Rights.

(a)           At any time following the occurrence and during the continuation of a Termination Event:

(i)            the Administrator may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,

(ii)           the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors,

(iii)          the Administrator may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee, and

(iv)          the Administrator may collect any amounts due from an Originator under the Purchase and Sale Agreement.

(b)           The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrator, after the occurrence and during the continuation of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

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Section 4.5            Responsibilities of the Seller.

(a)           Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) to the extent the Seller is under any obligation to do so, pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Administrator, the Purchaser Agents or any of the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of Seller, Servicer, Cloud Peak or any Originator thereunder.

(b)           Cloud Peak hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Cloud Peak shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that Cloud Peak conducted such data-processing functions while it acted as the Servicer.  In connection with any such processing functions, the Seller shall pay to Cloud Peak its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 1.4).

Section 4.6            Servicing Fee.  (a)  Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables.  The Purchasers’ Share of the Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d) and the Seller’s Share of the Servicing Fee shall be paid by the Seller on each Settlement Date.

(b)           If the Servicer ceases to be Cloud Peak or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V

THE AGENTS

Section 5.1            Appointment and Authorization.  (a)  Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto.  The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents.  The duties of the Administrator shall be mechanical and administrative in nature.  At no time shall the Administrator have any duty or responsibility to any Person to investigate or confirm the correctness or accuracy of any information or documents delivered to it in its role as

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Administrator hereunder or any obligation in respect of the failure of any Person (other than the Administrator) to perform any obligation hereunder or under any other Transaction Document.  The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser Agent, Purchaser, the Seller, the Servicer or any Originator.  Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein.  The Administrator shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser or Purchaser Agent with any credit or other information with respect to the Seller, any Originator, Cloud Peak or their Affiliates, whether coming into its possession before the Closing Date or at any time or times thereafter.

(b)           Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)           Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)           In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 5.2            Delegation of Duties.  The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all

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matters pertaining to such duties.  The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3            Exculpatory Provisions.  None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitments of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II.  The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates.

Section 5.4            Reliance by Agents.  (a)  Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator.  Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b)           The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c)           The Purchasers within each Purchaser Group with a majority of the Commitments of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d)           Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect

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of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5            Notice of Termination Events.  Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless the Administrator and the Purchaser Agents have received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event.  In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers.  In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator.  The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers or the LC Bank), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 5.6            Non-Reliance on Administrator, Purchaser Agents and Other Purchasers.  Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Cloud Peak, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable.  Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents, the LC Bank or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Cloud Peak, the Servicer or any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Cloud Peak, the Servicer or any Originator or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7            Administrator, Purchasers, Purchaser Agents and Affiliates.  Each of the Administrator, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust,

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debt, equity or other business with the Seller, Cloud Peak, the Servicer or any Originator or any of their Affiliates.  With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 5.8            Indemnification.  Each LC Participant and Related Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its respective officers, directors, employees, representatives and agents and the LC Bank (to the extent not reimbursed by the Seller, the Servicer or any Originator and without limiting the obligation of the Seller, the Servicer or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator, the LC Bank or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator, the LC Bank or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith; provided, however, that no LC Participant or Related Committed Purchaser shall be liable for any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the Administrator’s or the LC Bank’s gross negligence or willful misconduct of the Administrator or such Person as determined by final non-appealable judgment of a court of competent jurisdiction).  Without limiting the generality of the foregoing, each LC Participant agrees to reimburse the Administrator and the LC Bank, ratably according to their Pro Rata Shares, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrator or the LC Bank in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement.

Section 5.9            Successor Administrator.  The Administrator may, upon at least thirty (30) days’ prior written notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator.  Such resignation shall not become effective until (x) a successor Administrator is appointed by the Majority Purchaser Agents and the LC Bank and has accepted such appointment and (y) so long as no Termination Event or Unmatured Termination Event has occurred and is continuing, the Seller and the Servicer shall have consented to such successor Administrator (such consent not to be unreasonably withheld or delayed).  Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

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ARTICLE VI

MISCELLANEOUS

Section 6.1            Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the Majority Purchaser Agents and the LC Bank and, in the case of an amendment, by the other parties thereto; provided, however, that no such amendment or waiver shall, (a) without the consent of each affected Purchaser, (i) extend the date of any payment or deposit of Collections by the Seller or the Servicer or decrease the outstanding amount of or rate of Discount or extend the repayment of or any scheduled payment date for the payment of any Discount in respect of any Portion of Capital or any fees owed to a Purchaser; (ii) reduce any fees payable pursuant to the applicable Fee Letter, (iii) forgive or waive or otherwise excuse any repayment of Capital or change either the amount of Capital of any Purchaser or any Purchaser’s pro rata share of the Purchased Interest; (iv) amend or modify the Pro Rata Share of any LC Participant; (v) increase the Commitment of any Purchaser; (vi) amend or modify the provisions of this Section 6.1 or the definition of “Capital”, “Eligible Foreign Obligor”, “Eligible Receivables”, “Facility Termination Date” (other than pursuant to an extension thereof in accordance with Section 1.13 hereof), “Level I Minimum Liquidity Period”, “Level II Minimum Liquidity Period”, “Majority Purchaser Agents”, “Net Receivables Pool Balance”, “Purchased Interest”, “Termination Day” or “Total Reserves”, (vii) release all or substantially all of the Pool Assets from the security interest granted by the Seller to the Administrator hereunder or (viii) amend or modify any defined term (or any term used directly or indirectly in such defined term) used in clauses (i) through (vi) above in a manner that would circumvent the intention of the restrictions set forth in such clauses and (b) without the consent of the Majority Purchaser Agents amend, waive or modify any provision expressly requiring the consent of the Majority Purchaser Agents.  Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No failure on the part of any Purchaser Agent, any Purchaser or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2            Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth on Schedule V hereto (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or email, when sent, receipt confirmed by telephone or electronic means.

Section 6.3            Successors and Assigns; Participations; Assignments.

(a)           Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party;

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all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.1(d), neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrator, each Purchaser Agent and the LC Bank.

(b)           Participations.  Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document.  Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder.  A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.  Any such Participant shall not have any rights hereunder or under the Transaction Documents.  Each Committed Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Capital or other obligations under this Agreement (the “Participant Register”); provided that no Committed Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Letters of Credit or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Committed Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrator (in its capacity as Administrator) shall have no responsibility for maintaining a Participant Register.

(c)           Assignments by Certain Related Committed Purchasers.  Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to each of the Administrator, the LC Bank and the related Purchaser Agent in each such Person’s sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex D with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent and the Administrator and with the consent of the Seller (provided, that the consent of the Seller shall not be unreasonably withheld or delayed and that no such consent shall be required if a Termination Event or Unmatured Termination Event has occurred and is continuing; provided, further, that no consent of the Seller shall be required if the assignment is made by any Related Committed Purchaser to the Administrator, to any other Related Committed Purchaser, to any Affiliate of the Administrator or any Related Committed Purchaser, to any Program Support Provider or any Person which (i) is in the business of issuing

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commercial paper notes and (ii) is associated with or administered by the Administrator or such Related Committed Purchaser or any Affiliate of the Administrator or such Related Committed Purchaser).  Any such assignment by Related Committed Purchaser cannot be for an amount less than $10,000,000.  Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, if any, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto.  The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price, if any, paid therefor.  The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and a related “LC Participant” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment and, if applicable, selling related LC Participant’s Pro Rata Share of the LC Participation Amount.

(d)           Assignments to Liquidity Providers and other Program Support Providers.  Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its portion of the Purchased Interest.  In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder.  The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Sections 1.7 and 1.8.

(e)           Other Assignment by Conduit Purchasers.  Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (x) is a commercial paper conduit that (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser or (y) is a Related Committed Purchaser or Liquidity Provider for such Conduit Purchaser.  Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee.  Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the

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assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder.  Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(f)            Certain Pledges.  Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 6.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank;  provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

Section 6.4            Costs, Expenses and Taxes.  (a)  Without limiting any of the Seller’s other obligations hereunder or under any other Transaction Document (including, without limitation, its obligations under Sections 1.5, 1.7, 1.8, 1.10 and 3.1 of this Agreement and under Section 1(e) of Exhibit IV of this Agreement), the Seller shall pay to the Administrator, each Purchaser Agent and each Purchaser on demand all costs and expenses in connection with (i) the preparation, execution, delivery and administration of this Agreement or the other Transaction Documents and the other documents and agreements to be delivered hereunder and thereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), (ii) the sale of the Purchased Interest (or any portion thereof), (iii) the perfection (and continuation) of the Administrator’s rights in the Receivables, Collections and other Pool Assets, (iv) the enforcement by the Administrator, any Purchaser Agent or any member of any Purchaser Group of the obligations of the Seller, the Servicer or any Originator under the Transaction Documents or of any Obligor under a Receivable and (v) the maintenance by the Administrator of the Lock-Box Accounts (and any related lock-box or post office box), including Attorney Costs for the Administrator, the Purchaser Agents and the Purchasers relating to any of the foregoing or to advising the Administrator or any member of any Purchaser Group (including, any related Liquidity Provider or any other related Program Support Provider) about its rights and remedies under any Transaction Document or any other document, agreement or instrument related thereto and all costs and expenses (including Attorney Costs) of the Administrator, any Purchaser Agent and any Purchaser in connection with the enforcement or administration of the Transaction Documents or any other document, agreement or instrument related thereto.  The Administrator and each member of a Purchaser Group agree, however, that unless a Termination Event has occurred and is continuing, all such entities will be represented by a single law firm.  The Seller shall, subject to the provisos in clause (e) of each of Sections 1 and 2 of Exhibit IV, reimburse the Administrator, each Purchaser Agent and each Purchaser for the cost of such Person’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller or the Servicer.

(b)           In addition, the Seller shall pay on demand any and all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save

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each Indemnified Party and Affected Person harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5                                    No Proceedings; Limitation on Payments.  (a)  Each of the Seller, Cloud Peak, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, the LC Bank, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full.

(b)                                 Each party hereto agrees that it will not institute against, or join any Person in instituting against, the Seller any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the Final Payout Date; provided that the Administrator may take any such action with the prior written consent of the Majority Purchaser Agents and the LC Bank.

(c)                                  Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay the Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes (assuming such outstanding Notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes are paid in full.  Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or company obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

(d)                                 The provisions of this Section 6.5 shall survive any termination of this Agreement.

Section 6.6                                    GOVERNING LAW AND JURISDICTION.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

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(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.7                                    Confidentiality.  Unless otherwise required by applicable law, each of the Seller and the Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) in communications with third parties and otherwise; provided, that this Agreement may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent and (b) to the Seller’s and Servicer’s legal counsel and auditors if they agree to hold it confidential.  Unless otherwise required by applicable law, rules or regulations, the Administrator, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of non-public financial information regarding the Seller, the Servicer and any Originator; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Servicer, (ii) to legal counsel and auditors of the Purchasers, the Purchaser Agents or the Administrator if they agree to hold it confidential, (iii) to any nationally recognized statistical rating organization, (iv) to any Program Support Provider or potential Program Support Provider (if they agree to hold it confidential), (v) to any placement agency placing the Notes, and (vi) to any regulatory authorities having jurisdiction over the Administrator, the Purchaser Agents, any Purchaser, any Program Support Provider or any Liquidity Provider.

Section 6.8                                    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.9                                    Survival of Termination.  The provisions of Sections 1.7, 1.8, 1.9, 1.10, 1.22, 1.23, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10 and 6.15 shall survive any termination of this Agreement.

Section 6.10                             WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES

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AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11                             Sharing of Recoveries.  Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery.  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12                             Right of Setoff.  Each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 6.13                             Entire Agreement.  This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14                             Headings.  The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15                             Purchaser Groups’ Liabilities.  The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of

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contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.16                             USA Patriot Act.  Each of the Administrator and each of the Purchasers hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrator and the Purchasers may be required to obtain, verify and record information that identifies the Seller, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Servicer and the Performance Guarantor that will allow the Administrator and the Purchasers to identify the Seller, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.  Each of the Seller and the Servicer agrees to provide the Administrator and the Purchasers, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

THE SELLER:

CLOUD PEAK ENERGY RECEIVABLES LLC, as Seller

By:	/s/ Heath A. Hill
Name:	Heath A. Hill
Title:	Executive Vice President and Chief Financial Officer

Amended & Restated
Receivables Purchase Agreement
(Cloud Peak Energy Receivables LLC)

THE SERVICER:

CLOUD PEAK ENERGY RESOURCES LLC, as Servicer

By:	/s/ Heath A. Hill
Name:	Heath A. Hill
Title:	Executive Vice President and Chief Financial Officer

Amended & Restated
Receivables Purchase Agreement
(Cloud Peak Energy Receivables LLC)

PNC’S PURCHASER GROUP:

PNC BANK, NATIONAL ASSOCIATION, as the Related Committed Purchaser and as an LC Participant

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for its Purchaser Group

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as the LC Bank

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Senior Vice President

Amended & Restated
Receivables Purchase Agreement
(Cloud Peak Energy Receivables LLC)

EXHIBIT I

DEFINITIONS

As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to this Agreement.

“Adjusted LC Participation Amount” means, at any time, the greater of (i) LC Participation Amount less the amount of cash collateral held in the LC Collateral Account at such time and (ii) zero ($0).

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers) or the Seller as contemplated by the Purchase and Sale Agreement shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of this Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock or membership interest, as the case may be.  For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Rate” for any Settlement Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (i) solely with respect to PNC, as a Purchaser, (a) the daily average LMIR for such Settlement Period or (b) if LMIR is unavailable pursuant to Section 1.11, the daily average Base Rate for such Settlement Period or (ii) with respect to any Purchaser other than PNC, (a) the Euro-Rate for such Settlement Period or (b) if the Euro-Rate is unavailable pursuant to Section 1.11, the daily average Base Rate for such Settlement Period; provided, however, that the “Alternate Rate”

for any day while a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the Base Rate in effect on such day and (ii) the Euro-Rate at such time.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex C to this Agreement.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“BLM” means the Bureau of Land Management.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)                                 the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable.  Such “reference rate” or “prime rate” is set by the applicable Purchaser Agent based upon various factors, including such Person’s costs and desired return, general economic  conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)                                 0.50% per annum above the latest Federal Funds Rate.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, Cloud Peak or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which:  (a) banks are not authorized or required to close in Broomfield, Colorado, Gillette, Wyoming, Pittsburgh, Pennsylvania, or New York City, New York, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate or LMIR, dealings are carried out in the London interbank market.

“Capital” means, with respect to any Purchaser, without duplication, the aggregate amounts (i) paid to, or on behalf of, the Seller in connection with all Funded Purchases made by such Purchaser pursuant to Section 1.2(b) of this Agreement, (ii) paid by such Purchaser, as an LC Participant, to the LC Bank in respect of a Participation Advance made by such Purchaser to LC Bank pursuant to Section 1.18 and (iii) with respect to the Purchaser that is the LC Bank, paid by the LC Bank with respect to all drawings under the Letter of Credit to the extent such drawings have not been reimbursed by the Seller or funded by Participation Advances, in each case, as reduced from time to time by Collections distributed to such Purchaser (or its Purchaser Agent on its behalf) and applied on account of such Capital pursuant to Section 1.4(d) of this Agreement; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means that any of the following has occurred:

(a)                                 Cloud Peak ceases to directly own 100% of the membership interests and any other equity interests of the Seller free and clear of all Adverse Claims;

(b)                                 Cloud Peak ceases to own, directly or indirectly, 100% of the common stock, membership interests and any other equity interests (as applicable) of each Originator;

(c)                                  any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (in the case of Cloud Peak) the Parent, is or becomes the “beneficial owner” (as such term is used in Rules 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 49% of the total voting power of the Voting Stock of the Parent or Cloud Peak; provided, that as used in this paragraph, (i) “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, and (ii) “Capital Stock” means (A) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interest in a trust or other equity ownership interests in a Person or (B) any warrants, options, or other rights to acquire such shares or interests;

(d)                                 individuals who on the Initial Closing Date constituted the board of directors of the Parent (or, from and after the time, if any, at which Cloud Peak shall have a board of directors, individuals who, on such date, constituted the board of directors of Cloud Peak), together with any new directors whose election by the board of directors or whose  nomination for election by the equity holders of the Parent or Cloud Peak, as applicable, was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Parent or Cloud Peak, as applicable, then in office; or

(e)                                  the  Parent ceases to be the managing member of Cloud Peak.

“Change in Law” means the occurrence, after the Initial Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means January 31, 2017.

“Cloud Peak” has the meaning set forth in the preamble to this Agreement.

“Cloud Peak Credit Agreement” means that certain Credit Agreement, dated as of February 21, 2014 among Cloud Peak, as borrower, the “Guarantors,” “Lenders,” and “Issuing Banks” from time to time party thereto, and PNC Bank, National Association, as “Administrative Agent” and “Swingline Lender” thereunder, as amended by First Amendment to Credit Agreement dated as of September 5, 2014 and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, Cloud Peak, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections and (c) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Related Committed Purchaser or LC Participant, as applicable, the maximum aggregate amount which such Purchaser is obligated to pay hereunder on account of all Funded Purchases or Participation Advances, as applicable, as set forth on Schedule VI or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Commitment Percentage” means, for each Related Committed Purchaser or related LC Participant in a Purchaser Group, the Commitment of such Related Committed Purchaser or related LC Participant, as the case may be, divided by the total of all Commitments of all Related Committed Purchasers or related LC Participants, as the case may be, in such Purchaser Group.

“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group A Obligor, 15.50%, (ii) for any Group B Obligor, 10.50%, (iii) for any Group C Obligor, 5.50% and (iv) for any Group D Obligor, 4.00% and (b) for the Salt River Project (the “Special Obligor”), 20.00% (the “Special Concentration Limit”); provided, however, that the Administrator (with the prior written consent of each Purchaser Agent) may approve higher “Concentration Percentages” for selected Obligors; provided, further, that the Administrator may, upon not less than five (5) Business Days’ notice to Seller, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligor(s), in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above.  In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

“Concentration Reserve” means at any time, the product of (a) the Aggregate Capital plus the Adjusted LC Participation Amount, multiplied by (b)(i) the Concentration Reserve Percentage divided by (ii) 1 minus the Concentration Reserve Percentage.

“Concentration Reserve Percentage” means, at any time, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors.

“Conduit Purchaser” means each commercial paper conduit that is a party to this Agreement, as a purchaser, or that becomes a party to this Agreement, as a purchaser pursuant to an Assumption Agreement or otherwise.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings, in each case related to the sale or delivery of coal or coal products, pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Covered Entity” shall mean (a) each of Seller, the Servicer, each Originator, the Performance Guarantor, the Parent and each of Cloud Peak’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Rate” means, for any Conduit Purchaser and for any Settlement Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost (as determined by the applicable Purchaser Agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Person maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Conduit Purchaser to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Capital for such Settlement Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to any Conduit Purchaser in respect of Discount for any Settlement Period with respect to any Portion of Capital funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) any other rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement or other document pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time.  The “CP Rate” for any Conduit Purchaser for any day while a Termination Event has occurred and is continuing shall be an interest rate per annum equal to the sum of 2.00% per annum plus the greatest of (i) the Base Rate on such day, (ii) the Euro-Rate on such day and (iii) the applicable “CP Rate” on such day as determined without giving effect to this sentence.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of Cloud Peak in effect on the date of this Agreement and described in Schedule I to this Agreement, as modified from time to time in compliance with this Agreement.

“Daily Report” means a report substantially in the form of Annex H.

“Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90.

“Debt” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all guarantees by such Person of Debt of others, (f) all capital lease obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Debt of such Person is being determined, in respect of outstanding swap agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances.  The Debt of any person shall include the Debt of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Debt expressly limits the liability of such person in respect thereof.  In no event shall Debt include (i) Specified Coal Agreement Obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt (as defined in the Cloud Peak Credit Agreement)) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of Cloud Peak (including Rio Tinto Energy America, Inc., as its predecessor) and its Subsidiaries, or (iii) obligations under the Tax Receivable Agreement dated as of November 19, 2009 between Rio Tinto Energy America, Inc. and the Parent.

“Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Declining Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Deemed Collections” has the meaning set forth in Section 1.4(e)(ii) of this Agreement.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each calendar month by dividing:  (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the Outstanding Balance of all Pool Receivables generated by the Originators during the month that is three calendar months before such month.

“Defaulted Receivable” means a Receivable:

(a)                                 as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, or

(b)                                 without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) that has been written off the applicable Originator’s or the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment.

“Dilution Horizon Ratio” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%) computed as of the last day of such calendar month of: (a) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the two most recent calendar months, to (b) the Net Receivables Pool Balance at the last day of such calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of Deemed Collections during such calendar month by (b) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the calendar month that is one month prior to such calendar month.

“Dilution Reserve” means, on any day, an amount equal to: (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such day multiplied by (b) (i) the Dilution Reserve Percentage on such day, divided by (ii) 100% minus the Dilution Reserve Percentage on such day.

“Dilution Reserve Percentage” means on any date, the product of (a) the Dilution Horizon Ratio multiplied by (b) the sum of (i) 2.50 times the arithmetic average of the Dilution Ratios for the twelve most recent calendar months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any calendar month, (a) the positive difference, if any, between: (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months and (ii) the arithmetic average of the Dilution Ratios for such twelve months times (b) the quotient of (i) the highest Dilution Ratio for any calendar month during the twelve most recent calendar months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Discount” means, with respect to any Purchaser:

(a)                                 for any Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will be funded by such Purchaser during such Settlement Period through the issuance of Notes:

CPR x C x ED/360

(b)                                 for any Portion of Capital for any Settlement Period with respect to any Purchaser to the extent such Portion of Capital will not be funded by such Purchaser during such Settlement Period through the issuance of Notes:

AR x C x ED/Year

where:

AR                              =                                         the Alternate Rate for such Portion of Capital for such Settlement Period with respect to such Purchaser;

C                                       =                                         the Capital with respect to such Portion of Capital during such Settlement Period with respect to such Purchaser;

CPR                       =                                         the CP Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser;

ED                               =                                         the actual number of days during such Settlement Period; and

Year                      =                                         if such Portion of Capital is funded based upon: (i) the Euro-Rate or LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable;

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Drawing Date” has the meaning set forth in Section 1.18 of the Agreement.

“Eligible Foreign Obligor” means an Obligor which is a resident of any country (other than the United States of America or Canada) that meets both of the following criteria: (a) such Obligor is not a Group D Obligor, and (b) such country has a short-term foreign currency rating (or, if such country does not have such a short-term foreign currency rating, a long-term foreign currency rating) of at least “A2” (or “A”) by Standard & Poor’s and “P-1” (or “A2”) by Moody’s.

“Eligible Foreign Obligor Concentration Percentage” means (i) 15.00% at any time when the Cloud Peak has both (x) a rating of “B+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities and (y) a rating of “B2” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, (ii) 5.00% at any time when (A) Cloud Peak does not meet the ratings requirements set forth in clause (i) above and (B) Cloud Peak has both (x) a rating of “B” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities and (y) a rating of “B3” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (iii) 0.00% at any other time.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)                                 the Obligor of which is (i) either (x) a resident of the United States of America or Canada; provided that with respect to any Receivable the Obligor of which is a resident of Canada, the Seller shall have taken all actions, at its own expense, and shall have delivered (or caused to be delivered) to the Administrator all further instruments, opinions and documents, that may be necessary or desirable in the sole determination of the Administrator, as the Administrator may reasonably request, to perfect, protect or more fully evidence such Receivable and the security interest granted therein and in the Related Security and Collections with respect thereto, or to enable the Administrator, any Purchaser Agent or any Purchaser to exercise and enforce their respective rights and remedies under this Agreement or (y) an Eligible Foreign Obligor, not a Federal government or Federal government subdivision or department, affiliate, agency or other entity (other than any Subsidiary of Korea Electric Power Corporation, Tokyo Electric Power Company or any Subsidiary thereof, or Tennessee Valley Authority) unless otherwise approved by the Administrator in writing, (iii) not subject to any Insolvency Proceeding, not a Sanctioned Person and not a resident of a Sanctioned Country, (iv) not an Affiliate of the Parent, Cloud Peak, any Originator, the Seller or any of their respective Affiliates and (v) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables;

(b)                                 that is denominated and payable in U.S. dollars to a Lock-Box Account in the United States, and the Obligor with respect to which has been instructed to remit Collections in respect thereof to a Lock-Box Account in the United States;

(c)                                  that is not a Delinquent Receivable or a Defaulted Receivable;

(d)                                 in which the Seller owns good and marketable title, free and clear of any Adverse Claims (other than Permitted Liens), and that is freely assignable by the Seller;

(e)                                  that does not have a stated maturity or due date which is more than sixty (60) days after the original invoice date of such Receivable;

(f)                                   that has been billed or, if such Receivable has not yet been billed, the related coal has been shipped within the last thirty (30) days;

(g)                                  that satisfies all applicable requirements of the Credit and Collection Policy;

(h)                                 that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of the applicable Originator’s business, which Contract is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(i)                                     that is not subject to any right of rescission, set-off (including, without limitation, any such right arising from an Obligor making a deposit or similar payment to an Originator), counterclaim, any other defense against the applicable Originator (as its assignee) or Adverse Claim (other than Permitted Liens), and the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given right to such Receivable;

(j)                                    that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of this Agreement;

(k)                                 that conforms in all material respects with all applicable laws, rulings and regulations in effect;

(l)                                     for which the Administrator (for the benefit of each Purchaser) has a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim (other than Permitted Liens);

(m)                             for which none of the Originators, the Seller and the Servicer has established any offset or netting arrangements with the related Obligor (other than offset or netting arrangements for coal quality pursuant to the terms of the related contract in accordance with the Credit and Collection Policy and which offset or netting has been reflected in such Receivable’s Outstanding Balance);

(n)                                 that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by any Originator;

(o)                                 that constitutes an “account” as defined in the UCC, and that is not evidenced by instruments or chattel paper; and

(r)                                    that satisfies all applicable requirements of clause (k) of Section 6.1 of the Purchase and Sale Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the rulings and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or Cloud Peak, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or Cloud Peak, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Settlement Period, the greater of (a) 0.00% and (b) the interest rate per annum determined by the applicable Purchaser Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by such Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by such Purchaser Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Composite of London interbank offered rates shown on
Bloomberg Finance L.P. Screen US0001M
or appropriate successor
Euro-Rate =

1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration” means the sum of the following (without duplication):

(i)                                     the aggregate of the amounts calculated for each Obligor on a Pool Receivable equal to the amount (if any) by which the Outstanding Balance of Eligible Receivables of such Obligor then in the Receivables Pool exceeds an amount equal to the Concentration Percentage for such Obligor multiplied by the Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(ii)                                  the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool the Obligor of which is a resident of Canada exceeds 3.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(iii)                               the sum of (A) the amount (if any) by which (x) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible Foreign Obligors that are not Group A Obligors, exceeds (y) 2.50% of the aggregate

Outstanding Balance of all Eligible Receivables then in the Receivables Pool, plus (B) the amount (if any) by which (x) the amount equal to (I) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligors of which are Eligible Foreign Obligors, minus (II) the amount (if any) determined pursuant to clause (A) above, exceeds (y) the Eligible Foreign Obligor Concentration Percentage of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(iv) the amount (if any) by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool with stated maturities or due dates that are more than thirty (30) days after the original invoice dates thereof exceeds 3.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

In the case of any Obligor which is an Affiliate of any other Obligor, “Excess Concentration” and the components thereof (including, without limitation, the Concentration Percentages and Outstanding Balances) shall be calculated as if such Obligors were a single Obligor.

“Excluded Receivable” means any Receivable (such term being used in this definition without giving effect to the proviso to the definition of “Receivable”), (a) the Obligor of which is Venture Fuels Partnership or (b) the Obligor of which is, or is a Subsidiary of, or a resident of South Korea (a/k/a the Republic of Korea); provided, however, that the Receivables of any such Obligor shall cease to be Excluded Receivables upon the Seller or the Servicer delivering written notice to the Administrator and each Purchaser Agent confirming that such Obligor described in clause (b) above has consented in writing to the Originators’ transfer of such Receivables to the Seller and the Seller’s sale and pledge of such Receivables to the Administrator pursuant to the Transaction Documents.

“Exiting Notice” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“Exiting Purchaser” has the meaning set forth in Section 1.4(b)(ii) of this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Facility Termination Date” means the earliest to occur of: (a) with respect to each Purchaser, LC Participant or LC Bank, January 23, 2020, subject to any extension pursuant to Section 1.13 of this Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment of such Exiting Purchaser and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of this Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of this Agreement, (d) with respect to each Purchaser Group, the date that the commitment, of all of the Related Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.13 and (e) the date which is 30 days after the date on which the

Administrator has received written notice from the Seller of its election to terminate the Purchase Facility.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City Time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Fees” means the fees payable by the Seller to each member of each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.

“Final Payout Date” means the latest of (i) the Facility Termination Date, (ii) the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, (iii) the LC Participation Amount is zero ($0), and (iv) the date all other amounts owing to the Purchaser Agents, the Purchasers and the Administrator by the Seller, the Originators, the Servicer and the Performance Guarantor under this Agreement and each of the other Transaction Documents have been paid in full (other than indemnification or other contingent obligations not yet due and owing).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Cloud Peak or the Seller, as applicable.

“Fitch” means Fitch, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Funded Purchase” shall mean a Purchase that is made pursuant to Section 1.2(b).

“GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity (including any supranational body, including the European Union and the European Central Bank) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group A Obligor” means any Obligor (or, if such Obligor is not rated, its parent company) with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group B Obligor” means any Obligor that is not a Group A Obligor, which Obligor (or, if such Obligor is not rated, its parent company) has a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group C Obligor” means any Obligor that is not a Group A Obligor or Group B Obligor, which Obligor (or, if such Obligor is not rated, its parent) has a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and uncredit-enhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor (or, if applicable, such parent company) does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and uncredit-enhanced debt securities.

“Group Capital” means with respect to any Purchaser Group, an amount equal to the aggregate of all Capital of the Purchasers within such Purchaser Group.

“Group Capital Percentage” means with respect to any Purchaser Group, a fraction (expressed as a percentage) (i) the numerator of which is the Group Capital of such Purchaser Group and (ii) the denominator of which is the Aggregate Capital.

“Group Commitment” means with respect to any Purchaser Group, the amount which is set forth opposite the name of such Purchaser Group on Schedule VI, as such amount may be modified in connection with a change in the Purchase Limit pursuant to Section 1.1(b).

“Group Commitment Percentage” means with respect to any Purchaser Group, a fraction (expressed as a percentage) (i) the numerator of which is the Group Commitment of such Purchaser Group and (ii) the denominator of which is the aggregate Group Commitments of all Purchaser Groups.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor or Group C Obligor.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of this Agreement.

“Indemnified Taxes” has the meaning set forth in Section 1.10 of this Agreement.

“Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to this Agreement.

“Information Package” means a report, in substantially the form of Annex A to this Agreement, furnished by or on behalf of the Servicer to the Administrator and each Purchaser Agent pursuant to the Agreement, reflective of the Receivables Pool as of the end of the most recently completed calendar month.

“Initial Closing Date” means February 11, 2013.

“Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 1.14 of the Agreement.

“Interim Report” means each Daily Report and Weekly Report.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“IRS” means the United States Internal Revenue Service.

“LBA” means the acquisition of federal coal through an application for a federal coal lease submitted in accordance with the BLM competitive leasing regulations.

“LBM” means the acquisition of federal coal through an application to modify an existing coal lease submitted in accordance with the BLM non-competitive leasing regulations.

“LC Bank” has the meaning set forth in the preamble to the Agreement.

“LC Collateral Account” means the account at any time designated as the LC Collateral Account established and maintained by the Administrator (for the benefit of the LC Bank and the LC Participants), or such other account as may be so designated as such by the Administrator.

“LC Fee Expectation” has the meaning set forth in Section 1.1(b) of the Agreement.

“LC Participant” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“LC Participation Amount” means, at any time, the sum of the undrawn face amount of all Letters of Credit outstanding at such time.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph   .32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Letter of Credit” means any stand-by letter of credit issued by the LC Bank pursuant to the Agreement.

“Letter of Credit Application” has the meaning set forth in Section 1.16 of the Agreement.

“Level I Minimum Liquidity Period” means each period, if any, commencing on the day on which an Information Package or Interim Report is delivered and Liquidity is less than $300,000,000 but greater than or equal to $175,000,000 as of the related Liquidity Reporting Date and ending on (but not including) the commencement of a Level II Minimum Liquidity Period or the day on which an Information Package or Interim Report is delivered and Liquidity is no longer less than $300,000,000 as of the related Liquidity Reporting Date.

“Level II Minimum Liquidity Period” means each period, if any, commencing on the day on which an Information Package or Interim Report is delivered and Liquidity is less than $175,000,000 as of the related Liquidity Reporting Date and ending on (but not including) the day on which an Information Package or Interim Report is delivered and Liquidity is no longer less than $175,000,000 as of the related Liquidity Reporting Date.

“Liquidity” shall have the meanings assigned thereto in the Cloud Peak Credit Agreement as in effect on the Closing Date without giving effect to any subsequent amendment, supplement or other modification thereof except to the extent that such amendment, supplement or modification (as the case may be) has been consented to in writing by the Administrator, the LC Bank and each Purchaser Agent (each acting in its sole discretion and in its capacity as such hereunder).

“Liquidity Agent” means each of the banks acting as agent for the various Liquidity Providers under each Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.

“Liquidity Reporting Date” means (a) with respect to each Information Package, the last Business Day of the related calendar month, (b) with respect to each Weekly Report, the last Business day of the related calendar week and (c) with respect to each Daily Report, the previous Business Day.

“LMIR” means for any day during any Settlement Period, the greater of (a) 0.00% and (b) the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrator from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Lock-Box Account” means each account listed on Schedule II to this Agreement and maintained, in each case in the name of the Seller and maintained by the Seller at a bank or other financial institution acting as a Lock-Box Bank pursuant to a Lock-Box Agreement for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, among the Seller, the Servicer, a Lock-Box Bank and the Administrator, governing the terms of the related Lock-Box Accounts, in each case acceptable to the Administrator.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Horizon Ratio” means, on any date, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed by dividing: (a) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the four (4) most recent calendar months, by (b) the Net Receivables Pool Balance as of such date.

“Loss Reserve” means, on any date, an amount equal to:  (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b) (i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the product of (a) 2.50, times (b) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months, times (c) the Loss Horizon Ratio.

“Majority Purchaser Agents” means, at any time, the Purchaser Agents for the Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit; provided, however, that so long as the Group Commitment of any single Purchaser Group is greater than 50% of the Purchase Limit, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents for Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit.

“Material Adverse Effect” means a material adverse effect on any of the following:

(a)                                 the assets, operations, business or financial condition of Cloud Peak, the Servicer, any Originator or the Seller;

(b)                                 the ability of any of Cloud Peak, the Servicer, any Originator or the Seller to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)                                  the validity or enforceability of any of the Transaction Documents, or the validity, enforceability or collectibility of any material portion of the Pool Receivables; or

(d)                                 the status, perfection, enforceability or priority of the Administrator’s, any Purchaser’s or the Seller’s interest in the Pool Assets.

“Material Debt” means (a) any Debt of Cloud Peak or any of its Affiliates under the Cloud Peak Credit Agreement and (b) any other Debt of the Parent, Cloud Peak or any of their respective Subsidiaries that is outstanding in a principal amount of at least $50,000,000 in the aggregate.

“Material Debt Agreement” means the Cloud Peak Credit Agreement and any other agreement under which any Material Debt was created or is governed or which provides for the incurrence of Debt in an amount which would constitute Material Debt (whether or not an amount of Debt constituting Material Debt is outstanding thereunder).

“Minimum Dilution Reserve” means at any time, the product of (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount, and (b)(i) the Minimum Dilution Reserve Percentage divided by (ii) 1 minus the Minimum Dilution Reserve Percentage.

“Minimum Dilution Reserve Percentage” means, at any time, the product of (a) the arithmetic average of the Dilution Ratios for the twelve most recent calendar months at such time multiplied by (b) the Dilution Horizon Ratio.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Notice Date” has the meaning set forth in Section 1.16 of this Agreement.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the aggregate Outstanding Balance of the Eligible Receivables of such Obligor less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor, and (b) the denominator of which is the aggregate Outstanding Balance of all Eligible Receivables at such time; provided, however, that the Salt River Project’s Obligor Percentage shall not be deemed to exceed 15.50% for so long as the Salt River Project remains a Special Obligor pursuant to the definition of “Concentration Percentage”.

“Order” has the meaning set forth in Section 1.24 of this Agreement.

“Originator” means each Person from time to time party to the Purchase and Sale Agreement in the capacity of an “Originator” thereunder.  As of the Closing Date, the Originators are (i) Cloud Peak, (ii) Kennecott Coal Sales LLC, an Oregon limited liability company, (iii) Cloud Peak Energy Logistics LLC, an Oregon limited liability company, (iv) Spring Creek Coal LLC, a Delaware limited liability company, (v) Antelope Coal LLC, a Delaware limited liability company, (vi) Cordero Mining LLC, a Delaware limited liability company, and (vii) Caballo Rojo LLC, a Delaware limited liability company.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Transaction Document.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Parent” means Cloud Peak Energy Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 6.3(b) of this Agreement.

“Participant Register” has the meaning set forth in Section 6.3(b) of this Agreement.

“Participation Advance” has the meaning set forth in Section 1.18 of this Agreement.

“Performance Guarantor” means Cloud Peak Energy Resources LLC, a Delaware limited liability company.

“Performance Guaranty” means the Performance Guaranty, dated as of February 11, 2013, by the Performance Guarantor, in favor of the Administrator for the benefit of the

Administrator, the Purchasers, the Purchaser Agents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” shall mean the following encumbrances but only to the extent the holders of such encumbrances have not commenced a foreclosure or other enforcement action with respect thereto: (a) Adverse Claims for taxes or assessments or other governmental charges not yet due and payable or that are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP (but only to the extent that any Adverse Claim to secure payment of such taxes or assessments or other governmental charges is an inchoate tax lien); (b) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Adverse Claims arising in the ordinary course of business; (d) carriers’, warehousemen’s or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $1,000,000 at any one time; and (e) currently existing or hereinafter created liens in favor of Seller, the Purchasers or the Administrator.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(d) of this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Prior Agreement” has the meaning set forth in the preamble to this Agreement.

“Prior Agreement Outstanding Amounts” has the meaning set forth in the preamble to this Agreement.

“Private Coal Agreement” means an agreement between Cloud Peak and/or one or more of its Subsidiaries, on the one hand, and a seller or lessee (in each case, that is not a Governmental Authority) (the “Transferee”) under which Cloud Peak and its Subsidiaries acquire coal through (i) a lease from such Transferee, (ii) the purchase of one or more coal deposit or other assets from such Transferee or (iii) the exchange of coal assets between Cloud Peak and its Subsidiaries, on the one hand, and such Transferee, on the other.

“Pro Rata Share” means, as to any LC Participant, a fraction, the numerator of which equals the Commitment of such LC Participant at such time and the denominator of which equals the aggregate of the Commitments of all LC Participants at such time.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable

Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of February 11, 2013, among the Originators, the Seller and the Servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to this Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Purchase Limit” means $70,000,000, as such amount may be reduced pursuant to Section 1.1(b) of this Agreement or otherwise in connection with any Exiting Purchaser.

“Purchase Notice” has the meaning set forth in Section 1.2(a) to this Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Capital + Adjusted LC Participation Amount + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser” means each Conduit Purchaser, each Related Committed Purchaser, LC Participant and/or the LC Bank.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement or otherwise in accordance with this Agreement.

“Purchaser Group” means, (i) for any Conduit Purchaser, such Conduit Purchaser, together with such Conduit Purchaser’s Related Committed Purchasers, related Purchaser Agent and related LC Participants and (ii) for PNC, PNC, as a Purchaser Agent, a Related Committed Purchaser, the LC Bank and an LC Participant.

“Purchasers’ Share” of any amount, at any time, means such amount multiplied by the Purchased Interest at such time.

“Purchasing Related Committed Purchaser” has the meaning set forth in Section 6.3(c) of this Agreement.

“Qualifying Interim Report” shall mean any Daily Report that satisfies each of the following conditions: (A) the Purchased Interest as set forth in such Daily Report shall not exceed 100%; (B) such Daily Report is calculated as of the immediately prior Business Day and (C) all information or calculations set forth in such Daily Report are true and correct.

“Receivable” means any indebtedness and other obligations owed to any Originator or the Seller or any right of the Seller or any Originator to payment from or on behalf of an Obligor or any right to reimbursement for funds paid or advanced by the Seller or any Originator on behalf of an Obligor, whether constituting an account, chattel paper, payment intangible, instrument, general intangible or as-extracted collateral, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto; provided, however, that “Receivable” (except as used in the definition of “Excluded Receivable”) does not include any Excluded Receivable.  Indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Purchase and Sale Agreement prior to the Facility Termination Date.

“Reimbursement Obligation” has the meaning set forth in Section 1.18 of this Agreement.

“Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)                                 all of the Seller’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)                                 all instruments and chattel paper that may evidence such Receivable;

(c)                                  all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)                                 all of the Seller’s and each Originator’s rights, interests and claims under the Contracts relating to such Receivable, and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(e)                                  all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Restricted Payments” has the meaning set forth in Section 1(o) of Exhibit IV to the Agreement.

“Sales Agency Agreement” means that certain Sales Agency Agreement, dated as of February 11, 2013, among the Originators, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Salt River Project” means the Salt River Project Agricultural Improvement and Power District.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person”  means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means the Administrator, each Purchaser, each Purchaser Agent, each Indemnified Party and each Affected Person.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6 of this Agreement.

“Servicing Fee Rate” shall have the meaning set forth in Section 4.6 of this Agreement.

“Settlement Date” means the twentieth (20th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day), provided, that on and after the occurrence and continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator from time to time (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition.

“Settlement Period” means:  (a) before the Facility Termination Date, each calendar month commencing on (and including) the first day of such calendar month and ending on (and including) the last day of such calendar month, and (b) on and after the Facility Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrator (with the consent or at the direction of the Majority Purchaser Agents) or, in the absence of any such selection, each calendar month as described in clause (a) above.  For the avoidance of doubt, the applicable or related Settlement Period for each Settlement Date shall be the Settlement Period most recently ended prior to such Settlement Date.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)                                     the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)                                  the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)                               such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)                              such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)                               the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)                               the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)                               the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D)                               the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Specified Coal Agreement Obligations” means installment or deferred payment obligations or royalty payment obligations or obligations in connection with the acquisition of related surface rights, in each case, in connection with a Specified Coal Agreement owed solely to the seller or lessor thereunder (and not to a bank or other third-party financer), but excluding, in any event, any Funded Debt (as defined in the Cloud Peak Credit Agreement).

“Specified Coal Agreements” means any LBA, LBM, State Coal Lease and Private Coal Agreements.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“State Coal Lease” means the acquisition of coal owned by a State in accordance with the coal leasing regulations of such State.

“Sub-Servicer” has the meaning set forth in Section 4.1(d) of this Agreement.

“Subordinated Note” means the promissory note issued by the Seller to Cloud Peak for the benefit of the Originators in the form of Exhibit B to the Purchase and Sale Agreement (as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents and in substantially the form of Exhibit B to the Purchase and Sale Agreement).

“Subsidiary” means, as to any Person (“parent”) at any date, (a) any corporation, partnership, limited liability company, joint venture or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent and/or one or more of its subsidiaries.

“Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.

“Taxes” means, with respect to any Person, any and all present or future taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic) under the laws of which such Person is organized.

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to this Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.  For the avoidance of doubt, any Termination Event that occurs shall be deemed to be continuing unless and until such Termination Event has been waived in accordance with the terms of the Agreement.

“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the greater of (i) the sum of the Loss Reserve plus the Dilution Reserve and (ii) the sum of the Minimum Dilution Reserve plus the Concentration Reserve.

“Transaction Documents” means this Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Purchase and Sale Agreement, the Subordinated Note, the Performance Guaranty, the Sales Agency Agreement, and all other certificates, instruments, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Transfer Supplement” has the meaning set forth in Section 6.3(c) of this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Weekly Report” means a report substantially in the form of Annex I.

“Yield Reserve” means, on any date, an amount equal to (a) the sum of the Aggregate Capital plus the Adjusted LC Participation Amount at the close of business of the Servicer on such date multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 1, minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means, at any time the following amount:

1.50 x DSO x (BR + SFR)

360

where:

BR                              =                                         the Base Rate in effect at such time,

DSO                       =                                         the Days’ Sales Outstanding, and

SFR                         =                                         the Servicing Fee Rate.

Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1.                                      Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Closing Date when (a) the Administrator shall have received each of the documents, agreements (in fully executed form), opinions of counsel, certificates and other deliverables listed on the closing memorandum attached as Annex F hereto, in each case, in form and substance acceptable to the Administrator and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchasers have been paid in full in accordance with the terms of the Transaction Documents.

2.                                      Conditions Precedent to All Funded Purchases, Issuances of Letters of Credit and Reinvestments.  Each Funded Purchase, including the initial Funded Purchase (but excluding any deemed Funded Purchase pursuant to Section 1.2(e), and the issuance of any Letters of Credit and each reinvestment shall be subject to the further conditions precedent that:

(a)                                 in the case of each Funded Purchase and the issuance of any Letters of Credit, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase or issuance, as the case may be, in form and substance satisfactory to the Administrator and each Purchaser Agent, the most recent Information Package to reflect the level of the Aggregate Capital, the LC Participation Amount and related reserves and the calculation of the Purchased Interest after such subsequent purchase or issuance, as the case may be, and a completed Purchase Notice or Issuance Notice, as applicable, in the form of Annex B-1 or B-2, as applicable; and

(b)                                 on the date of such Funded Purchase, issuance or reinvestment, as the case may be, the following statements shall be true (and acceptance of the proceeds of such Funded Purchase, issuance or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)             the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such Funded Purchase, issuance or reinvestment, as the case may be, as though made on and as of such date except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date);

(ii)          no event has occurred and is continuing, or would result from such Funded Purchase or issuance, that constitutes a Termination Event or an Unmatured Termination Event; and, in the case of reinvestments, no event has occurred and is continuing or would result from such reinvestment that constitutes a Termination Event;

(iii)       the sum of the Aggregate Capital plus the LC Participation Amount, after giving effect to any such Funded Purchase, issuance or reinvestment, as the case may be, shall not exceed the Purchase Limit, and the Purchased Interest shall not exceed 100%; and

(iv)      the Facility Termination Date has not occurred.

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(c)                                  with respect to the first issuance of a Letter of Credit hereunder on or after the Closing Date, the Seller shall have delivered (or caused to be delivered) to the Administrator and each Purchaser Agent favorable opinions of Bracewell LLP, as counsel to the Cloud Peak and Seller, opining as to (i) customary true sale matters with respect to the transactions contemplated by the  Purchase and Sale Agreement, and (ii) customary substantive consolidation matters between the Seller on one hand and Cloud Peak and the other Originators on the other, in each case, in form and in form and substance reasonably satisfactory to the Administrator and addressed to the Administrator, each Purchaser Agent and each Purchaser.

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EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.                                      Representations and Warranties of the Seller.  The Seller represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement and as of each other date specified in Section 5 of this Exhibit III that:

(a)                                 Existence and Power.  The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and has all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so do could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Company and Governmental Authorization, Contravention.  The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party are within the Seller’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with (other than the filing of UCC financing statements and continuation statements), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the operating agreement of the Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller or result in the creation or imposition of any lien (other than liens in favor of the Administrator) on assets of the Seller, except as could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Binding Effect of Agreement.  This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d)                                 Accuracy of Information.  No information (other than projections, forward looking statements, budgets, estimates and general market data) heretofore furnished by the Seller to the Administrator or any Purchaser Agent in writing pursuant to or in connection with this Agreement or any other Transaction Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when made and in light of the circumstances under which they were made, not materially misleading.

(e)                                  Actions, Suits.  Except as set forth in disclosures publicly filed by the Parent with the SEC as of the date of execution of this Agreement, there are no actions, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against or affecting the Seller or any of its properties, in or before any court, arbitrator or other body.

(f)                                   Accuracy of Exhibits; Lock-Box Arrangements.  The names and addresses of all the Lock-Box Banks together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to this Agreement, and all Lock-Box Accounts are subject to Lock-Box Agreements. All information on each Exhibit, Schedule or Annex to this

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Agreement or the other Transaction Documents (as updated by the Seller from time to time) is true and complete.  The Seller has delivered a copy of all Lock-Box Agreements to the Administrator.  The Seller has not granted any interest in any Lock-Box Account (or any related lock-box or post office box) to any Person other than the Administrator and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Administrator will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

(g)                                  No Material Adverse Effect.  Since the date of formation of Seller as set forth in its certificate of formation, there has been no Material Adverse Effect.

(h)                                 Names and Location.  The Seller has not used any company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement. The Seller is “located” (as such term is defined in the applicable UCC) in Delaware.  The office where the Seller keeps its records concerning the Receivables is at the address of such party set forth on Schedule V hereto.

(i)                                     Margin Stock.  The Seller is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X, as issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Purchase will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(j)                                    Eligible Receivables.  Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is, as of the date of such calculation, an Eligible Receivable.

(k)                                 Credit and Collection Policy.  The Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by such Originator.

(l)                                     Investment Company Act; Not a Covered Fund.  The Seller is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Seller is not a “covered fund” under the Volcker Rule (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations implemented thereunder).  In reaching those conclusions, although other statutory or regulatory exemptions may be available under the Investment Company Act, the Seller has relied on Section 3(c)(5) of the Investment Company Act.

(m)                             Mortgages Covering As-Extracted Collateral.  Except as set forth in Schedule IV, there are no mortgages that are effective as financing statements covering as-extracted collateral and that name any Originator as grantor, debtor or words of similar effect filed or recorded in any jurisdiction.  The Seller may amend Schedule IV from time to time by delivering written notice thereof to the Administrator and each Purchaser Agent, which notice shall include a replacement for Schedule IV.  No mortgage set forth on Schedule IV has a description of property or collateral covered thereby that includes, or purports to include, any Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than a mortgage (i) relating to the sale thereof by an

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Originator to the Seller under the Purchase and Sale Agreement, (ii) relating to the security interest granted to the Administrator under this Agreement, or (iii) that has been released or terminated.

(n)                                 Anti-Money Laundering/International Trade Law Compliance.  (x) No Covered Entity is a Sanctioned Person and (y) no Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, in each case, however, with respect to any Covered Entity that is not the Parent, Cloud Peak or a Subsidiary of Cloud Peak, to the Seller’s knowledge.

(o)                                 Liquidity Coverage Ratio.  The Seller has not issued any LCR Securities, and the Seller is a consolidated subsidiary of Cloud Peak under GAAP.

2.                                      Representations and Warranties of the Servicer.  The Servicer represents and warrants to the Administrator, each Purchaser Agent and each Purchaser as of the date of execution of this Agreement and as of each other date specified in Section 5 of this Exhibit III that:

(a)                                 Existence and Power.  The Servicer is a limited liability company duly formed, validly existing and in good standing under the laws of its state of organization, and has all company power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so do could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Company and Governmental Authorization, Contravention.  The execution, delivery and performance by the Servicer of this Agreement and each other Transaction Document to which it is a party are within the Servicer’s organizational powers, have been duly authorized by all necessary organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official other than filings and disclosures made under securities laws, and do not contravene, or constitute a default under, any provision of any material agreement to which it is a party or of any applicable law or regulation or of the certificate of formation of the Servicer or of any judgment, injunction, order or decree or agreement or other instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer, except as could not reasonably be expected to result in a Material Adverse Effect.

(c)                                  Binding Effect of Agreement.  This Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

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(d)                                 Accuracy of Information.    No information (other than projections, forward looking statements, budgets, estimates and general market data) heretofore furnished in writing by the Servicer or the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any Transaction Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when made and in light of the circumstances under which they were made, not materially misleading.

(e)                                  Actions, Suits.  Except as set forth in disclosures publicly filed by the Parent with the SEC as of the date of execution of this Agreement, there are no actions, suits or proceedings pending or, to the best of the Servicer’s knowledge, threatened against or affecting the Servicer or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect.

(f)                                   No Material Adverse Effect.  Since the date of the financial statements described in Section 2(i) below, there has been no Material Adverse Effect.

(g)                                  Credit and Collection Policy.  The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by such Originator.

(h)                                 Investment Company Act.  The Servicer is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(i)                                     Financial Information.  The balance sheets of the Parent and its consolidated Subsidiaries as of September 30, 2016, and the related statements of income and retained earnings for the fiscal quarter then ended, copies of which have been made publicly available, fairly present in all material respects the financial condition of the Parent and its consolidated Subsidiaries as at such date and the results of the operations of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(j)                                    Lockbox Accounts.  On or prior to the Closing Date, the Servicer has transferred and assigned all of its rights, title, and interest in and to, and remedies, powers, and privileges in respect of, the Lock-Box Accounts to the Seller.

(k)                                 Anti-Money Laundering/International Trade Law Compliance.  (x) No Covered Entity is a Sanctioned Person, and (y) no Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law, in each case, however, with respect to any Covered Entity that is not the Parent, Cloud Peak or a Subsidiary of Cloud Peak, to the Servicer’s knowledge.

3.                                      Representations, Warranties and Agreements Relating to the Security Interest.  The Seller hereby makes the following representations, warranties and agreements with respect

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to the Receivables and Related Security as of the date of execution of this Agreement and as of each other date specified in Section 5 of this Exhibit III:

(a)                                 The Receivables.

(i)                                     Creation.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Receivables included in the Receivables Pool in favor of the Administrator (for the benefit of the Purchasers), which security interest is prior to all other Adverse Claims (other than Permitted Liens), and is enforceable as such as against creditors of and purchasers from the Seller.

(ii)                                  Ownership of Receivables.  The Seller owns and has good and marketable title to the Receivables included in the Receivables Pool and Related Security free and clear of any Adverse Claim (other than Permitted Liens).

(iii)                               Perfection and Related Security.  The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement, and the sale and security interest therein from the Seller to the Administrator under this Agreement.

(b)                                 The Lock-Box Accounts.

(i)                                     Nature of Lock-Box Accounts.  Each Lock-Box Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)                                  Ownership.  Each Lock-Box Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Lock-Box Accounts free and clear of any Adverse Claim (other than Permitted Liens).

(iii)                               Perfection.  The Seller has delivered to the Administrator a fully executed Lock-Box Agreement relating to each Lock-Box Account, pursuant to which each applicable Lock-Box Bank, respectively, has agreed, following the delivery of a notice of control by the Administrator, to comply with all instructions originated by the Administrator (on behalf of the Purchasers) directing the disposition of funds in such Lock-Box Account without further consent by the Seller or the Servicer.

(c)                                  Priority.

(i)                                     Other than the transfer of the Receivables to the Seller and the Administrator under the Purchase and Sale Agreement and this Agreement, respectively, and/or the security interest granted to the Seller and the Administrator pursuant to the Purchase and Sale Agreement and this Agreement, respectively, neither the Seller nor any Originator has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, except for any such pledge, grant or other conveyance which has been released or terminated.

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Neither any of the Originators nor the Seller has authorized the filing of, or is aware of any financing statements or mortgage against either the Seller, any Originator or any of their properties that include a description of Receivables transferred or purported to be transferred under the Transaction Documents, the Lock-Box Accounts or any subaccount thereof, other than any financing statement (i) relating to the sale thereof by an Originator to the Seller under the Purchase and Sale Agreement, (ii) relating to the security interest granted to the Administrator under this Agreement, or (iii) that has been released or terminated.

(ii)                                  The Seller is not aware of any judgment, ERISA or tax lien filings against either the Seller, the Servicer or any Originator, other than any judgment, ERISA or tax lien filing that (A) has not been outstanding for greater than 30 days from the earlier of such Person’s knowledge or notice thereof, (B) is less than $250,000 and (C) does not otherwise give rise to a Termination Event under clause (k) of Exhibit V to the Agreement.

(iii)                               The Lock-Box Accounts are not in the name of any person other than the Seller or the Administrator.  Neither the Seller nor the Servicer has consented to any bank maintaining such account to comply with instructions of any person other than the Administrator and, prior to the occurrence and continuation of a Termination Event and the delivery of a notice of control by the Administrator, the Servicer.

(d)                                 Survival of Supplemental Representations.  Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section shall be continuing, and remain in full force and effect until such time as the Purchased Interest and all other obligations under this Agreement have been finally and fully paid and performed.

4.                                      Ordinary Course of Business.  The Seller represents and warrants that each remittance of Collections by or on behalf of the Seller to the Administrator and the Purchasers under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

5.                                      Reaffirmation of Representations and Warranties.  On the date of each Purchase hereunder, and on the date each Information Package or Interim Report is delivered to the Administrator, any Purchaser Agent or any Purchaser hereunder, the Seller and the Servicer, by accepting the proceeds of such Purchase and/or the provision of such Information Package or Interim Report, shall each be deemed to have certified that (i) all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit III, as from time to time amended in accordance with the terms hereof, are correct on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date), and (ii) no event has occurred and is continuing, or would result from any such Purchase, which constitutes a Termination Event or an Unmatured Termination Event.

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EXHIBIT IV
COVENANTS

1.                                      Covenants of the Seller.  At all times from the Closing Date until the Final Payout Date:

(a)                                 Financial Reporting.  The Seller will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Seller (or the Servicer on its behalf) shall furnish to the Administrator and each Purchaser Agent:

(i)                                     Annual Reporting.  Promptly upon completion and in no event later than 120 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a designated financial or other officer of the Seller.

(ii)                                  Reports.  (A) As soon as available and in any event not later than two Business Days prior to the Settlement Date, an Information Package as of the most recently completed calendar month, (B) at any time during the continuance of a Level I Minimum Liquidity Period, as soon as available and in any event not later than the third Business Day of each calendar week, a Weekly Report as of the most recently completed calendar week and (C) at any time during the continuance of a Level II Minimum Liquidity Period, a Daily Report on each Business Day as of the date that is one Business Day prior to such date: provided, that the enhanced reporting obligations set forth in clauses (B) and (C) hereof shall only take effect on the seventh Business Day following the Administrator’s delivery of notice to the Servicer that such enhanced reporting obligations are then in effect (which notice may be revoked and reinstated at any time at the Administrator’s sole discretion).  Each Information Package and Interim Report shall report Liquidity as of the applicable Liquidity Reporting Date.

(iii)                               Other Information.  Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request, within a reasonable time after such request is received.

(iv)                              Quarterly Financial Statements of the Parent.  As soon as available and in no event later than 45 days following the end of each of the first three fiscal quarters in each of the Parent’s fiscal years, (i) the unaudited consolidated balance sheet and statements of income of the Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the Parent that they fairly present in all material respects, in accordance with generally accepted accounting principles as in effect in the United States consistently applied, the financial condition of the Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v)                                 Annual Financial Statements of the Parent.  Within 90 days after the close of each of the Parent’s fiscal years, the consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles as in effect in the United States consistently applied.

(vi)                              Other Reports and Filings.  Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material indebtedness pursuant to the terms of the documentation governing the same.

(vii)                           Electronic Delivery.  Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (a) shall be deemed to have been furnished to each of the Administrator and each Purchaser Agent on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov or on the Parent’s website at www.cloudpeakenergy.com.

(b)                                 Notices.  The Seller (or the Servicer on its behalf) will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a Financial Officer or other officer of Cloud Peak or the Seller who is involved in the on-going administration of the transactions contemplated under the Transaction Documents learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)                                     Notice of Termination Events or Unmatured Termination Events.  A statement of a Financial Officer of the Seller setting forth details of any Termination Event or Unmatured Termination Event and the action which the Seller proposes to take with respect thereto.

(ii)                                  Representations and Warranties.  The failure of any representation or warranty to be true in any material respect (when made or at any time thereafter) with respect to the Receivables included in the Receivables Pool.

(iii)                               Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding which may have a Material Adverse Effect.

(iv)                              Adverse Claim.  (A) Any Person shall obtain an Adverse Claim (other than a Permitted Lien) upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.

(v)                                 ERISA and Other Claims.  Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any ERISA Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of any Reportable Event (as defined in ERISA) that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate that could reasonably be expected to have a Material Adverse Effect.

(c)                                  Conduct of Business.  The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)                                 Compliance with Laws.  The Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)                                  Furnishing of Information and Inspection of Receivables.  The Seller will furnish to the Administrator, the LC Bank and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator, the LC Bank or such Purchaser Agent may reasonably request.  The Seller will, at the Seller’s expense, at any time and from time to time during regular business hours with reasonable prior written notice (i) permit the Administrator, the LC Bank or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Seller for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Seller (provided that representatives of the Seller are present during such discussions) having knowledge of such matters; provided that the Seller shall be required to reimburse the Administrator, the LC Bank and Purchaser Agents for only two (2) such examinations and visits per year, unless a Termination Event has occurred and is continuing and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours, at the Seller’s expense, upon reasonable prior written notice from the Administrator, the LC Bank and the Purchaser Agents, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of its books and records with respect to the Pool Receivables; provided that the Seller shall be required to reimburse the Administrator and Purchaser Agents for only (x) one such audit per year or (y) during a Level I Minimum Liquidity Period, two (2) such audits per year, in either case unless a Termination Event has occurred and is continuing.

(f)                                   Payments on Receivables, Lock-Box Accounts.  The Seller (or the Servicer on its behalf) will, and will cause each Originator and the Servicer to, at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account.  The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and to segregate such Collections from other property of the Servicer and the Originator.  If any such payments or other Collections are received by the Seller or any Originator, Seller shall (or shall cause such Person to) hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account.  The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement.  Except as set forth in the following paragraphs, the Seller will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, the Seller shall (or shall cause the Servicer to) promptly identify such funds for segregation.  Except as set forth in the following paragraphs, the Seller will not, and will not permit the Servicer, any Originator or other Person to, commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled with any other funds.  The Seller shall only add or replace, and shall only permit the Originator to add or replace, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition or replacement, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank.  The Seller shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g)                                  Sales, Liens, etc.  Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Pool Asset, or assign any right to receive income in respect thereof .

(h)                                 Extension or Amendment of Pool Receivables.  Except as otherwise permitted in Section 4.2 of this Agreement, the Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, other than in accordance with the Credit and Collection Policy, or amend, modify or waive in material respect any term or condition of any Contract related thereto, without the prior written consent of the Administrator.  The Seller shall at its expense, timely perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(i)            Change in Business.  The Seller will not (i) make any change in the character of its business, which change would materially and adversely impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to materially adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator.  The Seller shall not make any change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

(j)            Fundamental Changes.  The Seller shall not, without the prior written consent of the Administrator and the Majority Purchaser Agents, permit (i) itself to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) a Change of Control described in clause (a) of the definition thereof.  The Seller shall provide the Administrator and each Purchaser Agent with at least 30 days’ prior written notice before making any change in the Seller’s name, location or making any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Administrator and the Purchaser Agents pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.  The Seller will also maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable in the reasonable discretion of the Seller for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(k)           Change in Payment Instructions to Obligors.  The Seller shall not (and shall not permit any Originator to) add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(l)            Ownership Interest, Etc.  The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim (other than Permitted Liens), in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.

(m)          Certain Agreements.  Without the prior written consent of the Administrator and the Majority Purchaser Agents, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents.

(n)           Restricted Payments.  (i)  Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its membership interest, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)           Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Subordinated Note in accordance with their respective terms, and (B) if no amounts are then outstanding under any Subordinated Note, the Seller may declare and pay dividends.

(iii)          The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Sections 1.4(b)(ii) and (iv) and 1.4(d) of this Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Tangible Net Worth of the Seller would be less than $6,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o)           Other Business.  The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Note, or (iii) form any Subsidiary or make any investments in any other Person; provided, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p)           Use of Seller’s Share of Collections.  The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchasers, the Purchaser Agents and the Administrator under this Agreement and under the Purchaser Group Fee Letters), (ii) the payment of accrued and unpaid interest on the Subordinated Note and (iii) other legal and valid corporate purposes.

(q)           Tangible Net Worth.  The Seller will not permit its Tangible Net Worth, at any time, to be less than $6,000,000.

(r)            Anti-Money Laundering/International Trade Law Compliance.  The Seller will not become a Sanctioned Person.  Neither the Parent or its Subsidiaries, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law;

(b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Purchase to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay Capital will not be derived from any activity in violation of any Anti-Terrorism Law.  The Seller shall comply with all Anti-Terrorism Laws.

(s)            Liquidity Coverage Ratio.  The Seller shall not issue any LCR Security.

2.             Covenants of the Servicer.  At all times from the Closing Date until the Final Payout Date:

(a)           Financial Reporting.  The Servicer will maintain a system of accounting established and administered in accordance with generally accepted accounting principles as in effect in the appropriate jurisdiction, and the Servicer shall furnish or cause to be furnished to the Administrator and each Purchaser Agent:

(i)            Reports.  (A) As soon as available and in any event not later than two Business Days prior to the Settlement Date, an Information Package as of the most recently completed calendar month, (B) at any time during the continuance of a Level I Minimum Liquidity Period, as soon as available and in any event not later than the third Business Day of each calendar week, a Weekly Report as of the most recently completed calendar week and (C) at any time during the continuance of a Level II Minimum Liquidity Period, a Daily Report on each Business Day as of the date that is one Business Day prior to such date: provided, that the enhanced reporting obligations set forth in clauses (B) and (C) hereof shall only take effect on the seventh Business Day following the Administrator’s delivery of notice to the Servicer that such enhanced reporting obligations are then in effect (which notice may be revoked and reinstated at any time at the Administrator’s sole discretion).  Each Information Package and Interim Report shall report Liquidity as of the applicable Liquidity Reporting Date.

(ii)           Other Information.  Such other information (including non-financial information) as the Administrator or any Purchaser Agent may from time to time reasonably request, within a reasonable time after such request is received.

(iii)          Compliance Certificates.  (a) Concurrently with each delivery by the Seller of the Parent’s quarterly and annual financial statements pursuant to Sections 1(a)(iv) and 1(a)(v) of this Exhibit IV, a compliance certificate substantially in the form attached as Annex G signed by its chief accounting officer or treasurer solely in their capacities as officers of Cloud Peak stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if any Termination Event or Unmatured Termination Event has occurred and is continuing, stating the nature and status thereof.

(b)           Notices.  The Servicer will notify the Administrator and each Purchaser Agent in writing of any of the following events promptly upon (but in no event later than three Business Days after) a Financial Officer or other officer of Cloud Peak or the Servicer who is involved in the on-going administration of the transactions contemplated under the Transaction Documents learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)            Notice of Termination Events or Unmatured Termination Events.  A statement of the Financial Officer of the Servicer setting forth details of any Termination Event or Unmatured Termination Event and the action which the Servicer proposes to take with respect thereto.

(ii)           Representations and Warranties.  The failure of any representation or warranty to be true in any material respect (when made or at any time thereafter) with respect to the Pool Receivables.

(iii)          Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.

(iv)          Adverse Claim.  (A) Any Person shall obtain an Adverse Claim (other than a Permitted Lien) upon the Pool Receivables or Collections with respect thereto, (B) any Person other than the Seller, the Servicer or the Administrator shall obtain any rights or direct any action with respect to any Lock-Box Account (or related lock-box or post office box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrator.

(v)           Name Changes.  At least ten days before any change in any Originator’s or the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof.

(vi)          Material Adverse Change.  A material adverse change in the business, operations, property or financial or other condition of any Originator, the Servicer or the Seller.

(c)           Conduct of Business.  The Servicer will do all things necessary to remain duly organized, validly existing and in good standing as a domestic limited liability company in its jurisdiction of formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(d)           Compliance with Laws.  The Servicer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(e)           Furnishing of Information and Inspection of Receivables.  The Servicer will furnish to the Administrator and each Purchaser Agent from time to time such information with respect to the Pool Receivables as the Administrator or such Purchaser Agent may reasonably request.  The Servicer will, at the Servicer’s expense, at any time and from time to time during regular business hours with reasonable prior written notice (i) permit the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Pool Assets and (B) to visit the offices and properties of the Servicer for the purpose of examining such books and records, and to discuss matters relating to the Pool Receivables, other Pool Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Servicer (provided that representatives of the Servicer are present during such discussions) having knowledge of such matters; provided that the Servicer shall be required to reimburse the Administrator and Purchaser Agents (x) one such audit per year or (y) during a Level I Minimum Liquidity Period, for only two (2) such examinations and visits per year, in either case unless a Termination Event has occurred and is continuing and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense, upon reasonable prior written notice from the Administrator, permit certified public accountants or other auditors acceptable to the Administrator and the Purchaser Agents to conduct, a review of its books and records with respect to the Pool Receivables; provided that the Servicer shall be required to reimburse the Administrator and Purchaser Agents for only two (2) such audits per year, unless a Termination Event has occurred and is continuing.

(f)            Payments on Receivables, Lock-Box Accounts.  The Servicer will at all times instruct all Obligors to deliver payments on the Pool Receivables to a Lock-Box Account.  The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables and to segregate such Collections from other property of the Servicer and the Originators.  If any such payments or other Collections are received by the Servicer, it shall hold such payments in trust for the benefit of the Administrator and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account.  The Servicer will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Agreement.  Except as set forth in the following paragraphs, the Servicer will not permit the funds other than Collections on Pool Receivables and other Pool Assets to be deposited into any Lock-Box Account.  If such funds are nevertheless deposited into any Lock-Box Account, the Servicer will promptly identify such funds for segregation.  The Servicer will not commingle Collections or other funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds.  The Servicer shall only add or replace, a Lock-Box Bank (or the related lock-box or post office box), or Lock-Box Account to those listed on Schedule II to this Agreement, if the Administrator has received notice of such addition or replacement, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Agreement in form and substance acceptable to the Administrator from any such new Lock-Box Bank.  The Servicer shall only terminate a Lock-Box Bank or close a Lock-Box Account (or the related lock-box or post office box), upon 30 days’ advance notice to and with the prior written consent of the Administrator.

(g)           Extension or Amendment of Pool Receivables.  Except as otherwise permitted in Section 4.2 of this Agreement, the Servicer will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive in any material respect any term or condition of any Contract related thereto, other than in accordance with the Credit and Collection Policy, without the prior written consent of the Administrator. The Servicer shall at its expense, timely perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables to the same extent as it would had the Pool Receivables not been sold to the Seller, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(h)           Change in Business.  The Servicer will not (i) make any change in the character of its business, which change would materially and adversely impair the collectibility of any Pool Receivable or (ii) make any change in any Credit and Collection Policy that could reasonably be expected to materially and adversely affect the collectibility of the Pool Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator.  The Servicer shall not make any material change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator.

(i)            Records.  The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(j)            Change in Payment Instructions to Obligors.  The Servicer shall not add to, replace or terminate any of the Lock-Box Accounts (or any related lock-box or post office box) listed in Schedule II hereto or make any change in its instructions to the Obligors regarding payments to be made to the Lock-Box Accounts (or any related lock-box or post office box), unless the Administrator shall have received (x) prior written notice of such addition, termination or change and (y) signed and acknowledged Lock-Box Agreements with respect to such new Lock-Box Accounts (or any related lock-box or post office box).

(k)           Ownership Interest, Etc.  The Servicer shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable first priority perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim (other than Permitted Liens) in favor of the Administrator (on behalf of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (on behalf of the Purchasers) as the Administrator or any Purchaser Agent, may reasonably request.  In order to evidence the interests of the Administrator under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrator or any Purchaser Agent) to maintain and perfect, as a first-priority interest, the Administrator’s security interest in the Receivables, Related Security and Collections.  The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrator for the Administrator’s authorization and approval, all financing statements (including fixture filings or as extracted collateral filings), amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrator’s security interest as a first-priority interest.  The Administrator’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrator where allowed by applicable law.  Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrator.

(l)            Further Assurances; Change in Name or Jurisdiction of Origination, etc.  The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or more fully evidence the purchases made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator (on behalf of the Purchasers) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document.  Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrator, at the Servicer’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator may reasonably request, to perfect, protect or evidence any of the foregoing.

(m)          Anti-Money Laundering/International Trade Law Compliance.  The Servicer will not become a Sanctioned Person.  Neither the Parent or its Subsidiaries, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Purchase to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  The funds used to repay Capital will not be derived from any activity in violation of any Anti-Terrorism Law.  The Servicer shall comply with all Anti-Terrorism Laws.  The Servicer shall promptly notify the Administrator and each Purchaser Agent in writing upon the occurrence of a Reportable Compliance Event.

3.             Separate Existence.  Each of the Seller and the Servicer hereby acknowledges that the Purchasers and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from Cloud Peak, the Originators and their respective Affiliates.  Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Cloud Peak, the Originators and any other Person, and is not a division of Cloud Peak, the Originators or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

(a)           The Seller will be a limited liability company whose primary activities are restricted in its operating agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(b)           The Seller shall not engage in any business or activity, or incur any indebtedness or liability (including, without limitation, any assumption or guaranty of any obligation of Cloud Peak, any Originator or any Affiliate thereof), other than as expressly permitted by the Transaction Documents;

(c)           (i) Not less than one member of the Seller’s board of managers or other governing body (the “Independent Director”) shall be a natural person (A) who is not at the time of initial appointment and has not been at any time during the five (5) years preceding such appointment: (1) an equityholder, director (other than the Independent Director), officer, employee, member, manager, attorney or partner of Cloud Peak, Seller or any of their Affiliates; (2) a customer of, supplier to or other person who derives more than 1% of its purchases or revenues from its activities with Cloud Peak, Seller or any of their Affiliates; (3) a person or other entity controlling, controlled by or under common control with any such equity holder, partner, member, manager customer, supplier or other person; or (4) a member of the immediate family of any such equity holder, director, officer, employee, member, manager, partner, customer, supplier or other person and (B) who has (x) prior experience as an independent director for a corporation or an independent manager of a limited liability company whose charter documents required the unanimous consent of all independent director or independent managers thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.  Under this clause (c), the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.  (ii) The operating agreement of the Seller shall provide that: (A) the Seller’s board of managers or other governing body shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (B) such provision and each other provision requiring an Independent Director cannot be amended without the prior written consent of the Independent Director;

(d)           The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Cloud Peak, any Originator or any of their respective Affiliates;

(e)           The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all limited liability company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

(f)            Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as Cloud Peak or any Originator (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;

(g)           The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant hereto. Except as otherwise permitted by this Agreement, the Seller will not incur any material indirect or overhead expenses for items shared with Cloud Peak or any Originators (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Cloud Peak, in its capacity as Servicer, shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

(h)           The Seller’s operating expenses will not be paid by Cloud Peak or any Originator or any Affiliate thereof;

(i)            The Seller will have its own separate stationery;

(j)            The Seller’s books and records will be maintained separately from those of Cloud Peak, each Originator and any other Affiliate thereof and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of Seller;

(k)           All financial statements of Cloud Peak or any Originator or any Affiliate thereof that are consolidated to include Seller will disclose that (i) the Seller’s sole business consists of the purchase or acceptance through capital contributions of the Receivables and Related Rights from such Originator and the subsequent retransfer of or granting of a security interest in such Receivables and Related Rights to certain purchasers party to this Agreement, (ii) the Seller is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the Seller’s assets prior to any assets or value in the Seller becoming available to the Seller’s equity holders and (iii) the assets of the Seller are not available to pay creditors of Cloud Peak or any Originator or any other Affiliates of Cloud Peak or any Originator;

(l)            The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Cloud Peak, any Originator or any Affiliates thereof;

(m)          The Seller will strictly observe corporate formalities in its dealings with Cloud Peak, each Originator and any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of Cloud Peak, any Originator or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which Cloud Peak or any Affiliate thereof (other than Cloud Peak in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Cloud Peak, any Originator or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;

(n)           The Seller will maintain arm’s-length relationships with Cloud Peak, each Originator and any Affiliates thereof.  Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller.  Neither the Seller on the one hand, nor Cloud Peak or any Originator, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, Cloud Peak and each Originator will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(o)           The Seller shall have a separate area from Cloud Peak and each Originator for its business (which may be located at the same address as such entities) and to the extent that any other such entity has offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses; and

(p)           To the extent not already covered in paragraphs (a) through (o) above, Seller shall comply and/or act in accordance with the provisions of Section 6.4 of the Purchase and Sale Agreement.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)           (i)            the Seller, Cloud Peak, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall, solely to the extent capable of cure, continue for thirty days after the earlier of any such Person’s knowledge or notice thereof or (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall remain unremedied for three Business Days;

(b)           Cloud Peak (or any Affiliate thereof) shall fail to transfer to any successor Servicer, when required, any rights pursuant to this Agreement that Cloud Peak (or such Affiliate) then has as Servicer;

(c)           any representation or warranty made or deemed made by the Seller, the Servicer or any Originator (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Seller, the Servicer or any Originator pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered and, if the representation or warranty is of a type that is capable of being cured, shall remain incorrect or untrue for thirty days after the earlier of such Person’s knowledge or notice thereof;

(d)           the Seller or the Servicer shall fail to deliver any Information Package or Interim Report when due pursuant to this Agreement, and such failure shall remain unremedied for two Business Days;

(e)           this Agreement (and each Lock-Box Agreement, as applicable) or any purchase or reinvestment pursuant to this Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable first priority perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than Permitted Liens), or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Administrator, the Purchaser Agents and the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim (other than Permitted Liens);

(f)            (A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Seller, the Parent, Cloud Peak, the Servicer or any Originator or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller, the Parent, Cloud Peak, the Servicer or any

Originator or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, (B) the Seller, the Parent, Cloud Peak, the Servicer or any Originator shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to consent in a timely and appropriate manner, any proceeding or petition described in clause (A) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller, the Parent, Cloud Peak, the Servicer or any Originator or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing or (C) the Seller, the Parent, Cloud Peak, the Servicer or any Originator shall become unable, admit in writing its inability or fail generally to pay its debts as they become due,

(g)           any of the following shall occur:

(i)                                     the Default Ratio shall exceed 3.00%;

(ii)                                  the average Default Ratio for any three consecutive calendar months shall exceed 2.00%;

(iii)                               the Delinquency Ratio shall exceed 4.50%;

(iv)                              the average Delinquency Ratio for any three consecutive calendar months shall exceed 3.50%;

(v)                                 the average Dilution Ratio for any three consecutive calendar months shall exceed 3.00%; or

(vi)                              the Days’ Sales Outstanding shall exceed 40 days;

(h)           a Change in Control shall occur;

(i)            the Purchased Interest shall exceed 100% for two (2) consecutive Business Days;

(j)            (i) the Parent, Cloud Peak or any of their respective Subsidiaries fail to pay any principal of or premium or interest on any Material Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), which failure continues after the applicable grace period, if any, specified in the related Material Debt Agreement (whether or not such failure is waived under any related Material Debt Agreement); (ii) any other event or condition occurs or exists under, and continues to exist after the applicable grace period, in any, specified in, any Material Debt Agreement, which event or condition gives the applicable debtholders, lenders or counterparties the right (whether or not acted upon and whether or not such failure is waived under any related Material Debt Agreement) to (x) accelerate the maturity of the related Material Debt or otherwise cause such Material Debt to be due and payable prior to scheduled maturity thereof or (y) cause the early termination of any commitment of any such debtholder, lender or counterparty under the such Material Debt Agreement prior to the scheduled termination of such commitment; or (iii) any Material Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

(k)           either the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall have filed one or more notices of lien asserting a claim or claims pursuant to the Internal Revenue Code, or ERISA, as applicable, against the assets of Seller, any Originator, Cloud Peak or any ERISA Affiliate; or

(l)            any Letter of Credit is drawn upon and is not fully reimbursed by the Seller (whether by a Participation Advance or otherwise) within two (2) Business Days from the date it is required to be reimbursed by the Seller pursuant to Section 1.18(b).